Exhibit 2.1

DATED 1st JANUARY 2011

THE SELLERS (1)

and

SMITH ELECTRIC VEHICLES EUROPE LIMITED (2)

and

SMITH ELECTRIC VEHICLES US CORP (3)

BUSINESS PURCHASE AGREEMENT

relating to the sale and purchase of the specialist

electrical vehicles business carried on by the Sellers

1 St James’ Gate, Newcastle upon Tyne NE99 1YQ

Tel: 0191 244 4444 Fax: 0191 244 4500 DX 61009 Newcastle

Watson Burton LLP is a limited liability partnership, registered in England with registered number OC306105.

A list of members’ names is available for inspection at the registered office, 1 St James’ Gate, Newcastle upon Tyne, NE99 1YQ.

CONTENTS

1	Definitions and Interpretation	3

2	Sale and Purchase	11

3	Consideration	13

4	Completion	21

5	Post-Completion Obligations	22

6	Warranties and Confirmation	25

7	Buyer’s Warranties	28

8	Creditors and other Liabilities	29

9	Advanced Payments, Advance Receipts and Apportionments	29

10	Contracts	30

11	Book Debts	31

12	Sellers’ Undertaking	31

13	Employees	33

14	Value Added Tax	38

15	Capital Allowances	39

16	Announcements	39

17	Guarantee of Buyer’s Obligations	41

18	General	42

19	Assignment	43

20	Entire Agreement and Liability	43

21	Notices	44

22	Counterparts	45

23	Governing Law and Jurisdiction	45

Schedule 1 Buyer’s Warranties		46

Schedule 2 The Property		47

	Leasehold Properties	47

Schedule 3		48

	Part 1 Leasehold Properties Transfer Provisions	48

	Part 2 Freehold Property Transfer Provisions	54

	Part 3 Excluded Property	57

Schedule 4 Employees		59

Schedule 5		65

	Part 1 [Not used]	65

	Part 2 The Principles for the Allocation of the Consideration between the Sellers	66

Schedule 6		67

	Part 1 Plant and Equipment	67

1

2

THIS AGREEMENT is dated 1st January 2011

PARTIES

(1)           SEV GROUP LIMITED a private limited company incorporated in England and Wales (Registered Number 044363640) whose registered office is at Vigo Centre, Birtley Road, Washington, NE38 9DA, TANFIELD ENGINEERING SYSTEMS LIMITED a private limited company (Registered Number 03808437) whose registered office is at Vigo Centre, Birtley Road, Washington, Tyne and Wear NE38 9DA, NORQUIP LIMITED (Registered Number 00166883) whose registered office is at Vigo Centre, Birtley Road, Washington, Tyne & Wear, NE36 3DA TANFIELD GROUP PLC (Registered Number 04061965) whose registered office is at Vigo Centre, Birtley Road, Washington, Tyne & Wear, NE36 3DA (each a Seller and together the Sellers); and

(2)           SMITH ELECTRIC VEHICLES EUROPE LIMITED a company incorporated in England and Wales (Registered Number 07472318) whose registered office is at Vi go Centre, Birtley Road, Washington, Tyne & Wear, NE36 3DA (the Buyer); and

(3)           SMITH ELECTRIC VEHICLES US CORP, a company incorporated in Delaware whose principal place of business is at 12200 N.W Ambassador Drive, Suite 326, Kansas City, MO 64163 USA (SEVUS).

INTRODUCTION

(A)          The Sellers carry on the Business as a going concern.

(B)           The Sellers have agreed to sell the Business and the Assets to the Buyer on the terms of this Agreement.

IT IS AGREED THAT:

1              DEFINITIONS AND INTERPRETATION

1.1           In this Agreement the following words and expressions shall have the following meanings.

Advance Payments means all amounts paid (whether by deposit, prepayment or otherwise) on or before Completion by or on behalf of any Seller so far as the same relate to anything (including any service) to be provided to the Buyer under any of the Contracts or otherwise in connection with the carrying on of the Business after Completion (but excluding, for the avoidance of doubt, liabilities in respect of Taxation);

Advance Receipts means all amounts received (whether by deposit, prepayment or otherwise) by or on behalf of any Seller on or before Completion so far as the same relate to anything (including any service) to be provided by the Buyer under any of the Contracts or otherwise in connection with the carrying on of the Business after the Transfer Date;

Assets means all the property, assets and rights of the Business to be sold and purchased pursuant to this Agreement as listed in Clause 2.2;

Assumed Liabilities means:

a)             the Creditors;

b)            subject to Clause 13, the liabilities that transfer to the Buyer pursuant to the Transfer Regulations;

c)             the obligation to pay any amount due after the Transfer Date relating to the supply of goods and/or services to the Business where (i) the relevant goods and/or services have been supplied prior to the Transfer Date but have not been invoiced; and (ii) the goods and/or services supplied to the Business are in its usual and ordinary course prior to the Transfer Date;

d)            other than Customer Contracts and subject to Clause 10, the liability of the Sellers under the Contracts except for a liability relating to (i) obligations which should have been performed by the Sellers at or before the Transfer Date and (ii) any breach under such Contract that arises prior to the Transfer Date (but for the avoidance of doubt any breach of a Contract or a failure to perform an obligation that gives rise to a Warranty Commitment or a Product Liability shall be deemed for these purposes not to be a breach of such Contract or a failure to perform an obligation and accordingly, paragraph (f) below shall apply);

e)             subject to Clause 10, the liability of the Sellers under the Customer Contracts, except for a liability relating to any breach under such Customer Contract where (i) the Sellers (or any of them) were actually aware (the Seller’s actual awareness being as defined in Clause 6.1) of such breach and (ii) the Sellers did not disclose such breach to the Buyer in accordance with Clause 6.7 (save that any breach of a Customer Contract that gives rise to a Warranty Commitment or a Product Liability shall be deemed for these purposes not to be a breach of such Customer Contract and accordingly, paragraph (f) below shall apply);

f)             the liability of the Sellers under the Warranty Commitments and the Product Liabilities except for liability relating to any breach of any relevant contract connected to such Warranty Commitment and/or Product Liability (as applicable) where (i) the Sellers (or any of them) were actually aware (the Seller’s actual awareness being as defined in Clause 6.1) of such breach and (ii) the Sellers did not disclose such breach to the Buyer in accordance with Clause 6.7; and

g)            any other liability expressly assumed by the Buyer under the terms of this Agreement.

but not any other liability of the Sellers (or any of them) whether actual, contingent, qualified, disputed or otherwise and excluding the Excluded Liabilities;

Book Debts means all trade and other debts (whether due for payment or not) owing to the Sellers in connection with the Business as at Completion but excluding for the avoidance of doubt any Advance Payments..

Business means collectively the business (i) being all of, and known as, the specialist vehicles division of the Sellers including without limitation development, design, manufacture, assembly, marketing and sale of commercial electric vehicles; and development, design, manufacture, marketing and sale of electric and gas powered tow tractors and platform trucks and (ii) being all of, and known as, the service division of the Sellers relating exclusively to the business referred to at (i) above, including without limitation the fleet maintenance operation and materials handling division, in each case, carried on by the Sellers at the date of this Agreement but excluding the Excluded Business;

Business Day means any day (other than a Saturday, a Sunday or a bank or public holiday) during which clearing banks are open for business in the City of London;

Business Information means all information proprietary to any member of the Sellers’ Group existing at Completion which relates mainly or wholly to the Business and/or the Assets and/or the activities, goods, services, operations, management, administration and financial affairs of the Business including names of customers, suppliers, distributors, sales targets, sales statistics, market share statistics, market surveys and information relating to future business development or planning, information relating to discounts, commissions and rebates received and/or paid and litigation or legal advice, in whatever form that information may be recorded and on whatever media;

Business Intellectual Property Rights means the Intellectual Property rights owned by the Sellers at Completion and which relate exclusively to the Business including that listed in Part 4 of Schedule 6;

Buyer’s Group means the Buyer, any subsidiary of the Buyer, any holding company of the Buyer and any subsidiary of any holding company of the Buyer, from time to time;

Buyer’s Solicitors means Sintons LLP of the Cube, Barrack Road, Newcastle upon Tyne NE4 6DB (ref: AE);

CA 2006 means the Companies Act 2006, as amended;

Cash means all credit bank balances of the Sellers in relation to the Business on Completion;

Claims means the benefit of all rights and claims which the Sellers have against third parties relating wholly or mainly to the Assets and/or the Business at the Transfer Date, including (without limitation) all manufacturers’ and suppliers’ warranties, conditions, guarantees, indemnities or representations (but excluding the Book Debts);

Completion means completion of the sale and purchase of the Business and the Assets in accordance with Clause 4;

Completion Date means date of this Agreement;

Computer Equipment means all computer equipment, software, databases, networks, printers and other information technology owned by the Sellers and used exclusively in connection with the Business including, without limitation, those listed in Part 2 of Schedule 6;

Consideration means the Initial Consideration and the Deferred Consideration;

Contracts means all contracts, agreements and other legally binding arrangements and orders (whether written or oral) wholly or mainly relating to the Business, entered into by the Sellers prior to Completion and which remain to be performed (in whole or in part) by the Sellers at Completion together with all offers made by the Sellers wholly or mainly relating to the Business prior to Completion to enter into such Contracts, including, in all cases, without limitation, the Customer Contracts, the Supplier Contracts and the Leasing Contracts;

Creditors means all amounts owing by the Sellers in connection with trade transactions relating to the Business as at Completion, being;

a)             to the extent that they have not been settled prior to Completion, those listed in Part 8 of Schedule 6 to this Agreement (limited in each case to the amount specified in the same) and;

b)            all amounts that may become owing by the Sellers in connection with trade transactions in the ordinary and usual course of the Business occurring between 23 December 2010 and the Transfer Date but excluding, for the avoidance of doubt any Advance Receipts.

Customer Contracts means all contracts, agreements, and other legally binding arrangements and orders (whether written or oral) entered into by the Sellers with customers of the Business prior to Completion for the supply of goods and/or services by the Sellers wholly or mainly in connection with the Business which as at Completion remain to be performed (in whole or in part) by the Sellers, together with all offers made by the Sellers wholly or mainly relating to the Business prior to Completion to enter into such contracts in all cases including, without limitation, those listed in Part 5 of Schedule 6;

Default Rate means the annual rate of 10 per cent;

Deferred Consideration means the sum of US$14,250,000 (fourteen million, two hundred and fifty thousand United States dollars) payable in accordance with Clauses 3.7 and 3.8 of this Agreement;

Due Diligence Replies means written replies to due diligence questions provided by the Sellers to the Buyer (including for the avoidance of doubt the standard property enquiries) and dated 23 December 2010 including all supplemental replies to due diligence questions (all such replies being in the form initialled by the parties and appended to this Agreement) together with the documents specified on the index of documents (in the agreed form) which are contained in the electronic data room with Sharepoint;

Employees means the persons listed in Schedule 4;

Environmental Condition means, in relation to any Leasehold Property and/or the Freehold Property:

(a)           any presence or accumulation of any hazardous substance (being a substance capable of causing harm to man or any other living organism or damaging to the environment or public health) whether on or under the Property and including any migration or other escape of such substances from the Property;

(b)           any breach of applicable law, regulation, directive, common law, statute, subordinate legislation, instruction or decision of any competent regulatory body in force from time to time, in each case relating to matters relating to pollution or protection of the environment or harm to or the protection of human health and safety or the health of animals and plants;

Escrow Account means a bank account in the joint names of the Buyer’s Solicitors and the Sellers’ Solicitors at Clydesdale Bank plc (or such other bank as the parties may agree) to be opened and operated in accordance Clauses 3.20 to 3.30 (inclusive);

Escrow Account Instruction Letter means the joint letter of instruction in the agreed form from the Sellers and the Buyer to the Sellers’ Solicitors and the Buyer’s Solicitors in connection with the operation of the Escrow Account;

Excluded Assets means those assets which are excluded from the sale and purchase as listed in Clause 2.3 and the Excluded Business;

Excluded Business means any part of the Business carried on by SEVUS in North America as at the date of this Agreement;

Excluded Business Records means all records (including those relating to Tax) to the extent they relate to any other business of the Sellers’ Group and the VAT Records;

Excluded Liabilities means other than the Assumed Liabilities, all amounts owing by the Sellers or any of them (whether or not invoiced and whether or not due and payable) to creditors and all other actual or contingent liabilities and obligations of the Sellers or any of them of whatever nature (including Tax), whether or not arising in respect of or relating to carrying on of the Business or the performance of obligations or liabilities under the Contracts or the ownership or use of any of the Assets, or the supply of goods or services provided in the course of the Business or otherwise whatsoever.

Excluded Property means the premises occupied by the Business at Vigo Centre, Birtley Road, Washington, Tyne and Wear, NE38 9DA, such occupation being shared with other businesses carried on by the Sellers’ Group at the date of this Agreement;

Fixed Plant and Equipment means all the Plant and Equipment as is annexed to and forms part of the Property;

Freehold Property means the premises owned by SEV Group Limited and occupied by the Business at the south side of Todwick Road, North Anston, Rotherham, South Yorkshire and registered at HM Land Registry with title number SYK 44299;

Goodwill means the goodwill of the Sellers in connection with the Business including the exclusive right for the Buyer to represent itself as carrying on the Business in succession to the relevant Seller and to use the name “Smith Electric Vehicles” whether alone or in conjunction with any other word or words, in connection with the Business;

Group means all Group Companies;

Group Company means in relation to a company any company which is for the time being a subsidiary or holding company of that company and any other subsidiary of such holding company and Group Companies shall be construed accordingly;

Independent Accountant means an independent firm of chartered accountants to be nominated jointly by the parties or, in the absence of agreement within 10 Business Days of any party becoming entitled to appoint an Independent Accountant, to be nominated upon request by such party by the President for the time being of the Institute of Chartered Accountants in England and Wales;

Initial Consideration means the sum of US$750,000 (seven hundred and fifty thousand United States dollars);

Intellectual Property means any patents, trade marks, service marks, registered designs, utility models, design rights, copyright (including copyright in computer software), database rights, semi-conductor topography rights, inventions, trade secrets and other confidential information, know-how, business or trade names (including internet domain names and e-mail address names) and all other intellectual and industrial property and rights of a similar or corresponding nature in any part of the world, whether registered or not or capable of registration or not and including the right to apply for and all applications for any of the foregoing rights and the right to sue for infringements of any of the foregoing rights;

IPO means a Listing;

Leases means the leases of the Leasehold Properties vested in the Sellers;

Leased Assets means the items of plant and machinery, tools and other equipment used by the Sellers wholly or mainly in connection with the Business as at Completion which are the subject of the Leasing Contracts;

Leasehold Properties means the Leasehold Properties listed in Schedule 2;

Leasing Contracts means those leasing, lease purchase, hire, rental, hire purchase, credit sale, conditional sale or similar agreements entered into by the Sellers wholly or mainly in connection with the Business and which, as at Completion, remain to be performed (in whole or in part), including without limitation, those listed in Part 7 of Schedule 6;

Licence to Occupy means the licence to occupy the Excluded Property in the form annexed at Annex 3 to be entered into by the Buyer and Tanfield on Completion;

Listing means the admission of any SEVUS Group Company’s equity securities to the Official List of the UK Listing Authority and to trading on the London Stock Exchange’s main market for listed securities or admission to the Alternative Investment Market or to the Nasdaq National Stock Market of the Nasdaq Stock Market Inc or to any other recognised investment exchange (as such term is defined in s285 of the Financial Services and Markets Act 2000) or any investment exchange which meets the criteria specified in Part I or specified in Part II or Part III of Schedule 3 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 becoming effective;

London Stock Exchange means London Stock Exchange plc;

Losses means losses, damages, costs, actions, awards, penalties, fines, proceedings, claims, demands, liabilities (including (without limitation) any liability to Tax) and expenses (including (without limitation) all reasonable and proper legal and other professional fees and expenses);

Loose Plant and Equipment means the Plant and Equipment not annexed to the Property;

Plant and Equipment means all items of plant, machinery, tools, patterns, prototypes, fittings, furniture and equipment (whether fixed or loose) owned by the Sellers and used wholly or mainly in connection with the Business at the Transfer Date including without limitation those items listed in Part 1 of Schedule 6 and including for the avoidance of doubt hardware, or information and communication technology comprised in the Computer Equipment and all spares, tools, components and accessories, user manuals and documentation relating to them;

Pre-IPO Funding means any fundraising by any SEVUS Group Company whether through debt, equity or otherwise (or a combination of any of them) and whether through a single transaction or a series of related transactions (but excluding any asset based debt or any debt raised by any SEVUS Group Company for its normal working capital purposes) that raises cash funds for the SEVUS Group of an aggregate amount of US$15,000,000 or more;

Product Liabilities means liability resulting from injury or death to any person, damage to or destruction of property or otherwise (including, for the avoidance of doubt, consequential loss ariSing as a result of any such liability) which arises following Completion by virtue of any defect or alleged defect in products supplied or services provided on or before Completion by the Sellers in relation the Business other than Warranty Commitments;

Products means the products supplied by any member of the Sellers’ Group in relation to the Business at any time during the 12 months prior to the Completion Date;

Property means the Leasehold Properties, the Freehold Property and the Excluded Property;

Records means the records in written or machine readable form (including computer disks or tapes) containing or relating to Business Information or on which such Business Information is recorded including, for the avoidance of doubt, all accounting and tax records, correspondence, orders and enquiries but excluding the Excluded Business Records;

Security Interest means any lien (including any tax lien), equity, mortgage, charge, hypothecation, pledge, security interest, retention of title, adverse claim, restriction, third party right or like encumbrance or security interest of any nature (and any agreement to create any of the same);

Sellers’ Group means Tanfield, the Sellers and all their respective subsidiaries and subsidiary undertakings from time to time and all companies of which the Sellers are from time to time a subsidiary undertaking;

Sellers’ Solicitors means Watson Burton LLP of 1 St James’ Gate, Newcastle upon Tyne, NE99 1YQ (ref: DBR);

Services means the services supplied by any member of the Sellers’ Group in relation to the Business at any time during the 12 months prior to the Completion Date;

SEVUS Group Company means any holding company or subsidiary of SEVUS or any subsidiary of such holding company and the SEVUS Group shall be all of them;

Stock means all the stock in trade, finished goods, partly finished stocks, work in progress and raw material wholly or mainly relating to the Business at the Completion Date including items which, although subject to reservation of title by the owner, are under the control of the Sellers;

Supplier Contracts means all those contracts, agreements, and other legally binding arrangements and orders (whether written or oral) entered into by the Sellers with suppliers of the Business for the supply of goods and/or services to the Sellers (other than in respect of insurance) prior to Completion wholly or mainly in connection with the Business which as at Completion remain to be performed (in whole or in part) by the Sellers together with all offers made by the Sellers wholly or mainly relating to the Business prior to Completion to enter into such Contracts in all cases, including without limitation those listed in Part 6 of Schedule 6;

Takeover Panel means the Panel on Takeovers and Mergers;

Tanfield means Tanfield Group plc a public company incorporated in England and Wales (Registered Number 04061965) whose registered office is at Vigo Centre, Birtley Road, Washington, Tyne and Wear, NE38 9DA;

Tax or Taxation means all forms of taxation and statutory, governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties, contributions and levies, in each case whether of the United Kingdom or elsewhere, whenever imposed and, without limitation, all employment taxes (including, but not limited to, PAYE and national insurance contributions), corporation tax, VAT, customs and other import duties, stamp duty and stamp duty land tax and any deductions or withholdings of any sort and all penalties, charges, costs and interest relating to any of them;

Tax Authority means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world having functions in relation to Tax;

Termination Deed means the deed of termination in the agreed form terminating the licence agreement dated 5 August 2009 relating to the use of certain Intellectual Property Rights and names in connection with the Business, to be entered into between SEVUS and Tanfield Engineering Systems Limited;

Transfer Date means 8am on the Completion Date;

Transfer Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended;

Transitional Services Agreement means the transitional services agreement in the agreed form to be entered into by the Buyer and members of the Sellers’ Group on completion;

United Kingdom Listing Authority means the Financial Services Authority in its capacity as the competent authority for the purposes of the Financial Services and Markets Act 2000;

VAT means value added tax;

VAT Records means the records required to be kept for VAT purposes by paragraph 6, Schedule 11, VATA in relation to the Business

VATA means the Value Added Tax Act 1994;

Vehicles means all of the vehicles owned or used by any Seller at Completion wholly or mainly in the conduct of the Business, including but not limited to those that are listed in Part 3 of Schedule 6 and all spares, tools, components, accessories, manuals and documentation relating to them;

Warranty Commitments means the liabilities of the Sellers (whether actual or contingent) under any obligation contained in any contract with customers to:

a)                                      remedy defects in, or replace, products supplied before Completion by the Sellers in relation to the Business including, for the avoidance of doubt, any after-sales or maintenance liabilities; and

b)                                     remedy any default arising from services supplied before Completion by the Sellers in relation to the Business.

1.2           Any reference to a statute, statutory provision or subordinate legislation shall be construed as referring to that statute, statutory provision or subordinate legislation as amended, modified, consolidated, re-enacted or replaced and in force from time to time (except to the extent that any such amendment, modification, consolidation, re-enactment or replacement would increase or extend the liability of any party under this Agreement), whether before or after the date of this Agreement and shall also be construed as referring to any previous statute, statutory provision or subordinate legislation amended, modified, consolidated, re-enacted or replaced by such statute, statutory provision or subordinate legislation (except to the extent that any such amendment, modification, consolidation, re-enactment or replacement would increase or extend the liability of any party under this Agreement).

1.3           Any reference to a statutory provision shall be construed as including references to all statutory instruments, orders, regulations or other subordinate legislation made pursuant to that statutory provision.

1.4           Unless the context otherwise requires, all words and expressions which are defined in the CA 2006 shall have the same meanings in this Agreement.

1.5           Unless the context otherwise requires:

1.5.1        words denoting the singular include the plural and vice versa;

1.5.2        words denoting any gender include all other genders;

1.5.3        any reference to persons includes individuals, bodies corporate, companies, partnerships, unincorporated associations, firms, trusts and all other legal entities;

1.5.4        any reference to a party is to a party to this Agreement.

1.6           Clause headings are for convenience only and shall not affect the interpretation of this Agreement. Any reference to a Clause, sub-Clause, paragraph or schedule is to the relevant Clause, sub-Clause, paragraph or schedule of this Agreement.

1.7           The schedules to this Agreement shall for all purposes form part of this Agreement.

1.8           Any reference to a document being in the agreed form means a document in a form agreed by the parties and initialled by, or on behalf of, each of them for the purposes of identification.

1.9           Any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.10         The covenants, undertakings and warranties given by the Sellers pursuant to this Agreement shall, unless the contrary intention is specifically provided for, be given by them jointly and severally.

2              SALE AND PURCHASE

2.1           The Sellers shall sell and the Buyer shall purchase the Assets and the Business as a going concern as at, and with effect from, the Transfer Date and the Sellers shall sell the Business and each of the Assets with full title guarantee and free from all Security Interests except that:

2.1.1        the Contracts shall be sold and transferred in accordance with the provisions of Clause 10;

2.1.2        the Leased Assets shall be sold subject to the Leasing Contracts;

2.1.3        the Stock shall be sold subject to any retention of title or similar arrangements relating to its purchase.

2.2           The Assets shall comprise:

2.2.1        the Goodwill;

2.2.2        the Business Intellectual Property Rights;

2.2.3        the Business Information;

2.2.4        the Loose Plant and Equipment;

2.2.5        the Fixed Plant and Equipment;

2.2.6        the Computer Equipment;

2.2.7        the Stock;

2.2.8        the benefit (so far as the same can be assigned or transferred to the Buyer) of the Claims;

2.2.9        the Leased Assets (subject to the terms of the relevant Leasing Contract);

2.2.10      the Leasehold Properties (subject to the terms of Part 1 of Schedule 3);

2.2.11      the Freehold Property (subject to the terms of Part 2 of Schedule 3);

2.2.12      the Vehicles

2.2.13      the Records;

2.2.14      subject to Clause 10, the benefit (subject to the burden) of the Contacts;

2.2.15      all other assets, property or rights of the Sellers relating wholly or mainly to the Business as at Completion which are not Excluded Assets; and

2.2.16      to the extent that they relate to the Assets or any of the Assumed Liabilities, the benefit of any insurance claims attributable to any event occurring on or before Completion or arising in consequence of anything done or omitted to be done in respect of the period on or before Completion.

2.3           The following assets are excluded from the sale of the Business and the Buyer and SEVUS shall each have no responsibility whatsoever in relation to:

2.3.1        the Cash;

2.3.2        all insurance policies relating to the Assets entered into by the Sellers;

2.3.3        any shares or other securities owned by the Sellers;

2.3.4        all rights of the Sellers in respect of Taxation including (without limitation) any amounts repayable or recoverable from HM Revenue and Customs (including VAT) arising on or in respect of the period on or before Completion;

2.3.5        all rights of the Sellers in respect of any indebtedness owing to them in relation to the Business by any other member of the Seller’s Group;

2.3.6        each Sellers statutory books and registers and all Excluded Records;

2.3.7        the Book Debts;

2.3.8        the Excluded Business;

2.3.9        the Excluded Property;

2.3.10      all other assets property or rights of the Sellers (or the Sellers’ Group as the case may be) which do not relate wholly or mainly to the Business as at Completion.

2.4           Title and risk of loss or damage to the Assets shall upon Completion pass to the Buyer with effect from the Transfer Date.

2.5           The Sellers shall sell and the Buyer shall purchase the Leasehold Properties and the Freehold Property on the terms set out in Schedule 3.

2.6           The Sellers shall grant the Licence to Occupy to the Buyer on the Completion Date on the terms set out in Part 3 of Schedule 3.

2.7           The sale and purchase of each of the Assets shall be interdependent and completed simultaneously.

3              CONSIDERATION

3.1           The consideration payable by the Buyer to the Sellers for the Business and the Assets shall be the Consideration and the agreement by the Buyer to assume the Assumed Liabilities.

3.2           The parties acknowledge that the sum of US$663,895 was paid by or on behalf of the Buyer to the Sellers on account of the Initial Consideration pursuant to the terms of a letter dated on or around October 2010 from SEVUS to Tanfield. Any payment by SEVUS on behalf of the Buyer of a further US$336,105 in accordance with the terms of that letter shall not be treated as a payment on account of the Consideration and the Buyer hereby waives and releases the Sellers from any obligation to repay SEVUS such sum.

3.3           It is acknowledged by the parties that the Buyer owes the Sellers or relevant members of the Sellers’ Group the sum of US$47,625.55 and that the Sellers owe the Buyer or members of the Buyer’s Group the sum of US$96,238 in relation to the reimbursement of transport costs in connection with the supply by the Buyer’s Group to the Sellers of batteries. It is agreed by the parties that the net amount of US$47,625.55 shall be set-off against the Initial Consideration in full and final settlement of the amounts owed and referred to in this Clause and the Sellers confirm that following such set-off, as at the date of this Agreement, no member of the Sellers’ Group is owed any amount from the Buyer or SEVUS (other than any payment due under this Agreement).

3.4           Taking into account the provisions of Clauses 3.2 and 3.3 above, the cash amount payable by the Buyer to the Sellers in relation to the settlement of the Initial Consideration is the sum of US$37,492.25 (the “Initial Payment”), which shall be paid in cash at Completion in accordance with Clause 4.3.

3.5           The following provisions shall apply to the allocation of the Consideration among the Assets:

3.5.1        The Consideration shall be allocated among the Assets in the manner agreed upon by the Buyer and the Sellers in good faith. The allocation shall be based upon a valuation of the Assets to take place as soon as reasonably practicable after Completion at the cost of the Buyer by a valuer agreed between the parties (or in the event of a failure to agree such valuer, at the instigation of either the Buyer or the Sellers, a valuer appointed by the President of the Royal Institute of Chartered Surveyors).

3.5.2        Such allocation shall be revised for any adjustments to the Consideration paid under this Agreement as necessary, including without limitation any adjustment for Missed Assets determined in accordance with Clause 5.3 hereof, as mutually agreed by the Sellers and the Buyer.

3.5.3        In the event of a failure to agree the allocation of the Consideration among the Assets within 60 days after Completion, then the matter may be referred on the application of either the Sellers or the Buyer for determination by an independent chartered accountant agreed between the Sellers and the Buyer or, in default of agreement, to be appointed by the President of the Institute of Chartered Accountants in England and Wales on the application of either the Sellers or the Buyer (the Independent Accountant). The Independent Accountant shall act as an expert and not as an arbitrator and, save in the case of manifest error, his determination of the allocation of the Consideration among the Assets shall be final and binding on the parties. The costs of the Independent Accountant shall be borne as the Independent Accountant shall direct.

3.5.4        Except as otherwise required by law, the Buyer and Sellers will file all Tax returns and information reports in a manner consistent with the allocation agreed or determined in accordance with this Clause 3.5; provided, however, that nothing contained in this Agreement shall prevent the Buyer or the Sellers from settling any proposed deficiency or adjustment by any Tax Authority based upon, or arising out of, such purchase price allocation, and neither the Buyer nor the Sellers shall be required to litigate before any court, any proposed deficiency or adjustment by any Tax Authority challenging such purchase price allocation.

3.5.5        The parties will promptly inform one another of any challenge by any governmental authority to any allocation agreed or determined in accordance with this Clause 3.5, and the parties agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge. In any proceedings related to the determination of any Tax in connection with the allocation of the Consideration, none of the parties shall contend or represent that such allocation is not a correct allocation.

3.6           The Sellers agree that the Initial Payment due to the Sellers pursuant to this Agreement may be paid by the Buyer to the Sellers’ Solicitors bank account, details of which are set out in Clause 4.4 and whose receipt shall constitute a full discharge of the Buyer’s obligations to make any such payment and the Buyer shall not be concerned with its distribution between the Sellers.

3.7           Subject to the remaining provisions of this Clause 3, the Deferred Consideration shall be paid in cash by way of instalments of US$750,000 (seven hundred and fifty thousand United States dollars) per month for a period of 19 consecutive months, such payments being made on the first Business Day of each month, the first such payment being made on 1 February 2011. Each instalment shall be made by the Buyer by telegraphic transfer to the bank account of Tanfield Group plc, details of which are set out below:-

Account name:	*****
Bank:	*****
Sort Code:	*****
IBAN:	*****

and receipt by Tanfield Group plc of each instalment of the Deferred Consideration shall be a full discharge of the Buyer’s obligations to pay such instalment and the Buyer shall not be concerned as to its distribution between the Sellers.

3.8           Notwithstanding the provisions of Clause 3.7 above, the Deferred Consideration that remains unpaid at that time shall become due and payable by the Buyer to the Sellers on the occurrence of an IPO and such amount shall be paid in cash 10 Business Days following the occurrence of the IPO to the bank account of Tanfield Group plc details of which are set out in Clause 3.7 and receipt by Tanfield Group plc of such amount shall be a full discharge of the Buyer’s obligations to make the payment required by this Clause 3.8.

3.9           Notwithstanding the provisions of Clause 3.7 above, $5,000,000 of the Deferred Consideration shall become due and payable by the Buyer to the Sellers on the occurrence of a Pre-IPO Funding. If such amount is payable then it shall be paid in cash 10 Business Day following the occurrence of the Pre-IPO Funding to the bank account of Tanfield Group plc details of which are set out in Clause 3.7 and receipt by Tanfield Group plc of such amount shall be a full discharge of the Buyer’s obligations to make the payment required by this Clause 3.6. Any payment under this Clause 3.9 shall be treated as a prepayment by the Buyer for the purpose of Clause 3.11.

3.10         The Buyer may prepay the whole or any part of the Deferred Consideration.

3.11         Any prepayment of any part of the Deferred Consideration pursuant to Clauses 3.8 or 3.9 shall be set against the remaining instalments of the Deferred Consideration in the order that such instalments are due to be paid. By way of example, if a prepayment of $2,250,000 was made at a time when $12,750,000 of Deferred Consideration remained to be paid, the payments due under Clause 3.7 would cease for the next three monthly payments and then recommence in accordance with Clause 3.7.

3.12         Interest shall accrue on a daily basis on the principal amount outstanding from time to time of the Deferred Consideration from the Completion Date until payment in full of the Deferred Consideration at the rate of 4% above the base rate of Barclays Bank plc from time to time per annum (the Interest Rate) and such interest shall be paid by the Buyer to the Sellers monthly in arrears on the first Business Day of each month, the first payment being made on 1 February 2011 in respect of the period from the Completion Date to 31 January 2011. Each interest payment shall be made by telegraphic transfer to the bank account of Tanfield Group plc details of which are in Clause 3.7 and the Buyer shall not be concerned as to its distribution between the Sellers.

3.13         If any default is made in the payment on the specified day of any amount payable to the Sellers under this Agreement (as may be rescheduled from time to time pursuant to Clause 7 below) and the Buyer fails to comply with Clause 3.15 and/or Clause 3.16 within 10 Business Days after being notified in writing by the Sellers of such failure, then interest shall accrue thereon from and including the date of such failure to comply with such provisions to, but excluding, the date of the actual payment (or the date of a rescheduling of payments notified pursuant to Clause 3.17 below) calculated (as well before as after judgement) at the Default Rate and in the case of Clause 3.12, interest at the Interest Rate shall cease to accrue from the date of such default and furthermore the provisions of Clause 18.9 shall not apply in relation to payments due under Clause 3.

3.14         The Sellers may demand in writing the immediate repayment of the Deferred Consideration together with all interest accrued down to the date of repayment if:-

3.14.1      any member of the SEVUS Group is unable to pay its debts within the meaning of the S123(1)(a) or S123(2) Insolvency Act 1986 provided that the ability or otherwise of the Buyer and/or SEVUS to make any payment of Deferred Consideration shall not apply to the foregoing;

3.14.2      a meeting is convened to consider, or any member of the SEVUS Group passes a resolution for, its winding up (other than a solvent winding up for the purposes of a voluntary reconstruction or amalgamation provided the same does not materially adversely affect the Buyer’s ability to meet the payment profile of the Deferred Consideration);

3.14.3      any member of the SEVUS Group is subject to an application to, or order or notice issued by, a court or other authority of competent jurisdiction for its winding up or striking off (other than (a) a winding up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or, if earlier, on the date it is advertised, or (b) a solvent winding up for the purposes of a voluntary reconstruction or amalgamation provided the same does not materially adversely affect the Buyer’s ability to meet the payment profile of the Deferred Consideration);

3.14.4      any member of the SEVUS Group has an administrator appointed in respect of it or is the subject of an application for administration filed at any court, a notice of appointment of an administrator filed at any court or a notice of intention to appoint an administrator given by any person;

3.14.5      any member of the SEVUS Group proposes, makes or is subject to an arrangement or composition with its creditors generally, an application to a court of competent jurisdiction for protection from its creditors generally or a scheme of arrangement under s895 CA 2006 (other than in the latter case for the purpose of a solvent voluntary reconstruction or amalgamation provided the same does not materially adversely affect the Buyer’s ability to meet the payment profile of the Deferred Consideration);

3.14.6      any member of the SEVUS Group has a receiver or a provisional liquidator appointed over all or a substantial part of its assets, undertaking or income;

3.14.7      any member of the SEVUS Group suspends payment of its debts (other than a suspension of payment of the Deferred Consideration) generally or ceases to carry on its business (other than in connection with a solvent voluntary reconstruction or amalgamation provided the same does not materially adversely affect the Buyer’s ability to meet the payment profile of the Deferred Consideration);

3.14.8      any other material (being a sum in excess of £50,000) indebtedness owing by any member of the SEVUS Group becomes repayable before its due date by reason of default on the part of such member of the SEVUS Group;

3.14.9      the SEVUS Group as a whole stops trading; or

3.14.10    any event in any jurisdiction analogous to any of the events referred to in Clauses 3.14.1, to 3.14.6 (inclusive) occurs in relation to any member of the SEVUS Group.

3.15         Other than where Clause 3.14 applies, if the Buyer fails to make any payment to the Sellers under any of Clauses 3.7 to 3.10 (or pursuant to any rescheduling of such payments from time to time made pursuant to Clause 3.17) (Buyer Default) the Sellers’ sole and exclusive remedy for a Buyer Default shall the process set out in Clauses 3.16 and 3.17. If any Buyer

Default occurs, unless the provisions of Clause 3.14 apply, the Sellers shall, and shall procure that each member of the Sellers’ Group shall, not take any step to collect or enforce payment of such sums (other than in accordance with Clauses 3.16 and 3.17) including without limitation serving a statutory demand on any member of the SEVUS Group, applying or taking any step to procure the appointment an administrator or receiver to any member of the SEVUS Group or any of their assets, filing a petition for winding up on any member of the SEVUS Group or taking any similar step or action in any jurisdiction. For the avoidance of doubt, the payment of the Deferred Consideration shall only be accelerated in accordance with or pursuant to Clauses 3.8, 3.9 and 3.14 (as applicable) or with the written agreement of all parties.

3.16         If a Buyer Default occurs and the Buyer has not remedied such Buyer Default within 5 Business Days after the Buyer Default occurs, the Buyer shall, at the Buyer’s reasonable expense, promptly upon the prior written request of the Sellers afford the Sellers and Tanfield such access at reasonable times to the books, records, papers, personnel, advisers, premises and such other information of the Buyer or of any member of the SEVUS Group as the Sellers may reasonably request for the purposes of assessing the Buyer’s ability to remedy the default within 10 Business Days and subsequently to pay each instalment of the Deferred Consideration on its due date for payment (whether under this Agreement or a rescheduling made from time to time pursuant to Clause 3.17) and, subject to the Sellers and Tanfield providing confidentiality undertakings, in relation to such books, records, papers and information, to the Buyer in such form as the Buyer may reasonably require, allow the Sellers and Tanfield to take copies of any such books, records, papers and information.

3.17         If, having had access to the books, records, papers, personnel, advisers, premises or such other information requested by the Sellers in accordance with and pursuant to Clause 3.16, the Sellers reasonably believe that the Buyer will not be able to remedy a Buyer Default or will not subsequently be able to pay each instalment of the Deferred Consideration on its due date for payment or the Buyer fails to provide the access requested by the Sellers pursuant to Clause 3.16 above, the Sellers can at their absolute discretion notify the Buyer in writing either:-

3.17.1      of a rescheduling of the payment of the instalments remaining, and other outstanding amounts relating to, the Deferred Consideration on the basis that such rescheduling means the timing of payment of such amounts is no more onerous for the Buyer than that contained in this Agreement (or any subsequently rescheduled timing for payment); or

3.17.2      that it wishes to capitalise the outstanding amounts of, and other outstanding amounts relating to, the Deferred Consideration (in full and final satisfaction of such amounts) into such number of shares in the capital of SEVUS as is calculated as follows:

X =	Deferred Consideration
SEVUS Share Value

Where:

X is the number of shares to be issued to the Sellers

SEVUS Share Value means the lower of:

(a)           $12.04 per share; and

(b)           subject to shares in SEVUS being issued following the Completion Date, the price per share at which SEVUS most recently, prior to the date of the proposed capitalisation under this Clause 3.17.2, issued shares to a bona fide arm’s length investor, and in the event of any variation in the share capital of SEVUS arising from any sub-division or consolidation of shares or the issue of shares by way of capitalisation of profits or reserves, the SEVUS Share Value shall be adjusted in such manner as is fair and reasonable and as is agreed between the Buyer and Sellers, or in the event of a failure to agree such adjustment, then the matter may be referred on the application of either the Sellers or the Buyer for determination by an independent chartered accountant agreed between the Sellers and the Buyer or, in default of agreement, to be appointed by the President of the Institute of Chartered Accountants in England and Wales on the application of either the Sellers or the Buyer (the Independent Accountant). The Independent Accountant shall act as an expert and not as an arbitrator and, save in the case of manifest error, his decision shall be final and binding. The costs of the Independent Accountant shall be borne as the Independent Accountant shall direct.

The Buyer and SEVUS will do all acts and things including the passing of all resolutions required in order to effect the issue to the Sellers or as they may direct such percentage of the issued share capital of SEVUS. The Sellers shall procure that Tanfield will do all acts and things, in its capacity as a shareholder of SEVUS, to effect the issue to the Sellers or as they may direct such percentage of the issued share capital of SEVUS.

3.18         The Consideration shall be allocated between the Sellers in accordance with Part 2 of Schedule 5.

3.19         Subject always to Clause 3.30, if there is any Agreed Claim (as defined in Clause 3.23) during the period that any part of the Deferred Consideration remains outstanding, the Buyer shall be entitled to set off and thereby reduce the principal amount of the Deferred Consideration by the aggregate amount of those outstanding Agreed Claims. Set off against and reduction in the principal amount of the Deferred Consideration shall be effected by service by the Buyer of a written notice to the Sellers and the Sellers agree that on receipt of such written notice the principal sum of the Deferred Consideration shall be so reduced by setting off the amount of such Agreed Claim against the remaining instalments of the Deferred Consideration so that each of the remaining instalment is reduced by equal amounts (or with rounding where necessary).

3.20         Subject always to Clause 3.30, if there is any Unagreed Claim (as defined in Clause 3.21), the Buyer shall be entitled to suspend payment of the Deferred Consideration upon delivering to the Sellers a written opinion of Counsel that, on a balance of probabilities, the Unagreed Claim will succeed and including Counsel’s estimate of the amount in respect of which such Unagreed Claim will so succeed. Suspension of the Deferred Consideration shall be effected by the Buyer paying the amounts due in respect of the Deferred Consideration pursuant to Clause 3.7 (at the times required in that Clause) into the Escrow Account up to a maximum of the amount estimated by Counsel. Sums paid into the Escrow Account shall, unless the parties agree otherwise, be held in the Escrow Account and not paid out until the relevant Unagreed Claim becomes an Agreed Claim.

3.21         Where any suspension of Deferred Consideration has been made under Clause 3.20 by reason of any outstanding Unagreed Claim, and that Unagreed Claim (or any part thereof) subsequently becomes an Agreed Claim, then:

3.21.1      the Buyer shall be entitled to set off the amount of the relevant Agreed Claim against the principal sum of the Deferred Consideration and so reduce the principal amount of the Deferred Consideration by an amount equal to the amount of the relevant Agreed Claim;

3.21.2      the set-off referred to in Clause 3.21.1 above shall first be settled by the Buyer being entitled to the principal amount standing to the credit of the Escrow Account which was paid into such account in respect of the claim which has become an Agreed Claim up to a maximum of the amount of the Agreed Claim and, to the extent that the principal amount standing to the credit of the Escrow Account in relation to such Agreed Claim is insufficient to meet the Agreed Claim, the balance of the Agreed Claim shall be set-off against the remaining instalments of the Deferred Consideration so that each of the remaining instalment is reduced by equal amounts (or with rounding where necessary);

3.21.3      the Sellers shall be entitled to the balance of the principal amount standing to the credit of the Escrow Account which was paid into such account in respect of the claim which has become an Agreed Claim (if any, after payment to the Buyer under Clause 3.21.2); and

3.21.4      the Buyer shall end the suspension of the balance of the principal amount of the Deferred Consideration by reason of that Unagreed Claim (or part thereof) but without prejudice to the continuing suspension of other principal amounts of Deferred Consideration by reference to other Unagreed Claims or parts thereof, and the parties shall procure that any payments to be made from the Escrow Account shall be made within 10 Business Days after an Unagreed Claim becoming an Agreed Claim.

3.22         Where any Counsel’s opinion is to be obtained by the Buyer, the following provisions shall apply:

3.22.1      the identity of Counsel shall be agreed between the parties or failing agreement within 5 Business Days of a request, chosen by the chairman of the Bar Council on the application of either;

3.22.2      the costs of Counsel shall be borne equally by the Buyer and the Sellers or otherwise as Counsel directs;

3.22.3      the Buyer and the Sellers shall each be entitled to make representations, and provide written evidence in respect of the Unagreed Claim, but the conduct of the matter before Counsel shall otherwise be at his discretion.

3.23         In this Clause 3, the following words and expressions shall have the following meanings:

Agreed Claim means any claim by the Buyer under this Agreement which is either:

(a)        agreed by the Sellers and the Buyer (or their respective solicitors) in writing; or

(b)        adjudged final by any judgment or settlement order, that judgment or order being incapable of appeal or the Sellers having elected in writing not to appeal, or any time period for appeal having expired without the relevant right of appeal having been validly exercised, and in each case the amount of the Agreed Claim shall be the amount payable as agreed by the Sellers and the Buyer or as determined by the judgment or settlement order (as the case may be);

Counsel means independent counsel of at least 10 years’ call, who specialises in corporate transactions and/or contract disputes appointed in accordance with Clause 3.22;

Unagreed Claim means any claim made by the Buyer under this Agreement in good faith and which has been the subject of a written notice (containing an indication of the nature of the claim and the Buyer’s bona fide pre-estimate of the amount recoverable by it in respect of the claim) served on the Sellers in accordance with the terms of this Agreement, to the extent that such claim has not been withdrawn by the Buyer or become and Agreed Claim.

3.24         The Buyer and the Sellers shall each, within 10 Business Days of the Buyer providing to the Sellers an opinion of Counsel in relation to any Unagreed Claim that satisfies the provision of Clause 3.20:

3.24.1      use their respective reasonable endeavours to procure that the Escrow Account is opened as soon as is reasonably practicable; and

3.24.2      deliver to the Buyer’s Solicitors and the Sellers’ Solicitors the Escrow Account Instruction Letter duly executed by, in the case of the Sellers, the Sellers and in the case of the Buyer, the Buyer.

3.25         The Buyer and the Sellers shall ensure that all rights to the Escrow Account remain free from any Security Interest except as set out in Clauses 3.24 to 3.29 (inclusive).

3.26         The Sellers and the Buyer shall procure that they shall respectively give the Sellers’ Solicitors and the Buyer’s Solicitors all necessary instructions so that they can do all acts and things reasonably required to ensure that the Escrow Account and the principal monies and interest standing to its credit, are administered in accordance with the provisions of this Agreement. The Sellers and the Buyer shall procure (respectively) that the Sellers’ Solicitors and the Buyer’s Solicitors are not required to and do not take any action with respect to the Escrow Account except on the joint written instructions of the Sellers and the Buyer.

3.27         Any payment made pursuant to Clause 3.21 shall be made by electronic funds transfer from the Escrow Account in favour of the Buyer’s Solicitors (in the case of a payment to the Buyer) or the Sellers’ Solicitors (in the case of a payment to the Sellers) whose receipt shall be a complete discharge of the obligation to pay the amount so paid.

3.28         The interest accrued on any sums held in the Escrow Account shall be credited to the Escrow Account and in relation to any payment made from the Escrow Account pursuant to this Agreement, accrued interest shall follow the principal monies.

3.29         Any banking charges or deductions or withholdings required to be made by law shall be deducted from any payment made from the Escrow Account pursuant to this Agreement so that such deductions are apportioned between the parties pro rata to the payments to be made to them.

3.30         Notwithstanding any other provision in this Clause 3, the Buyer shall not be entitled to either set off and thereby reduce the Deferred Consideration and/or pay an amount into the Escrow Account in accordance with Clause 3.20:

3.30.1      in relation to any claim or claims arising and notified to the Sellers in the six month period commencing on the Transfer Date, by more than an aggregate amount of $1,500,000 (provided that funds paid into the Escrow Account and then subsequently set-off shall not count twice toward this figure as both a payment and an exercise of set-off);

3.30.2      to the extent that the Buyer has either (a) not exercised any right of set-off pursuant to Clause 3.30.1 or (b) has exercised a right of set-off pursuant to Clause 3.30.1 and has thereby reduced the Deferred Consideration and/or paid funds into the Escrow Account (provided that funds paid into the Escrow Account and then subsequently set-off shall not count twice toward this figure as both a payment and an exercise of set-off), which together aggregate less than $750,000, in relation to any claim or claims arising and notified to the Sellers in the twelve month period commencing immediately after the end of the period referred to in Clause 3.30.1 and ending on the date 18 months after the Transfer Date, by more than an aggregate amount (including in such amount any amounts set-off and/or paid into the Escrow Account and falling within and determined in accordance with Clause 3.30.1) of more than $750,000;

3.30.3      in respect of any claim or claims arising and notified to the Sellers after the end of the period referred to in Clause 3.30.2,

provided always that the limits under this Clause 3.30 shall not operate as a cap to or otherwise limit the Buyer’s ability to bring such claims, which shall remain unaffected.

4              COMPLETION

4.1           Completion shall take place at the offices of the Sellers’ Solicitors on the Completion Date when each of the events set out in Clause 4.2 shall occur.

4.2           On Completion the Sellers shall:-

4.2.1        in relation to the Excluded Property deliver to the Buyer a copy of the Licence to Occupy in duly executed by Tanfield; and

4.2.2        deliver to the Buyer (or where agreed with the Buyer make available to the Buyer at the relevant Property):

(a)           such of the Assets as are capable of being transferred by delivery (including the Stock, the Plant and Equipment, the Computer Equipment, the Vehicles and the Leased Assets);

(b)           originals or copies or (where these are not readily available) reasonable details of the Contracts;

(c)           the Records;

(d)           all National Insurance and PAYE records required to be kept pursuant to the Income Tax (Employments) Regulations 1993 (S.I.1993/744) and the Social Security (Contributions) Regulations 1979 (S.I.1979/591) fully completed and showing that payments are up-to-date;

(e)           a duly executed copy of the Transitional Services Agreement signed by the relevant members of the Sellers’ Group and Tanfield;

(f)            a certified copy (by a solicitor) of the minutes of a meeting of the directors of each Seller and Tanfield in the agreed form authorising the execution by Tanfield and each Seller of all relevant documents referred to in this Agreement;

(g)           all vehicle registration documents issued by the Department of Transport in respect of the Vehicles, together with all current test certificates and all current road fund licences;

(h)           a duly executed copy of the Termination Deed signed by Tanfield Engineering Systems Limited; and

(i)            a duly executed transfer of the Freehold Property.

4.3           On Completion the Buyer shall:

4.3.1        in relation to the Excluded Property deliver to the Sellers a copy of the Licence to Occupy duly executed by the Buyer and SEVUS;

4.3.2        deliver to the Sellers:

(a)           a duly executed copy of the Transitional Services Agreement signed by the Buyer and SEVUS;

(b)           a duly executed copy of the Termination Deed signed by SEVUS;

(c)           a certified copy (by a solicitor) of the minutes of a meeting of the directors of Buyer and SEVUS in the agreed form authorising the execution by Buyer and SEVUS of all relevant documents referred to in this Agreement.

4.4           At Completion the Buyer shall pay an amount equal to the Initial Payment to the account of the Sellers’ Solicitors at:

Bank:	*****
Account Name:	*****
Account Number:	*****
Sort Code:	*****

4.5           In circumstances where the Sellers fail to comply with any of their obligations under Clause 4.2 then without prejudice to its other rights and remedies, the Buyer may postpone Completion to such date as the Buyer (acting reasonably) may stipulate. If at such date, the Sellers shall still fail to comply with their obligations under Clause 4.2, then the provisions of this Clause 4.5 shall apply mutatis mutandis. In no circumstances may Completion be postponed beyond the expiry of three months from the date of this Agreement.

5              POST-COMPLETION OBLIGATIONS

5.1           The Buyer undertakes to the Sellers to use all reasonable endeavours to procure the release of the Sellers and each member of the Sellers’ Group, as soon as possible following Completion (and in any event within six months of Completion) from those securities, guarantees, indemnities, counter-indemnities, sureties and letters of comfort listed in Part 9 of Schedule 6 which have been given by or are binding upon the Sellers or any other member of the Sellers’ Group and which relate to any debt, liability or obligation of the Business and which relate to the trading or operation of the Business in its ordinary course, and, pending such release, the Buyer shall indemnify and keep indemnified the Sellers (for itself and as trustee for each member of the Sellers’ Group) from and against all amounts paid by any such person to any third party pursuant to any such securities, guarantees, indemnities, counter-indemnities, sureties or letters of comfort. The Sellers shall ensure that no such payment is made without prior notification to the Buyer in writing and without the Buyer having been given a reasonable opportunity to avoid such payment having to be made.

5.2           At any time after Completion, the Sellers shall, and shall procure that any relevant member of the Sellers’ Group shall, at the Sellers’ expense (and shall use their reasonable endeavours to procure that any necessary third party shall at the Sellers’ expense), sign and execute all such documents and do all such acts and things as the Buyer may reasonably require for effectively vesting the Assets in the Buyer in accordance with the terms of this Agreement, provided always that nothing in this Clause 5.2 shall require the Sellers to pay any stamp duty or similar tax or any filing, recording, registration or similar fees arising out of the transfer of the Business and the Assets.

5.3           If at any time in the 12 months after Completion, the Buyer becomes aware of any asset, right, property, contract, claim against third party or any assets of the type listed in Clause 2.2 which was used exclusively for the Business at the Transfer Date but which the Buyer reasonably believes in respect of which ownership or use of the same has not passed to the Buyer under this Agreement (a Missed Asset):

5.3.1        the Sellers shall, subject to the Buyer providing confidentiality undertakings to the Sellers in such form as the Sellers may reasonably require on receipt of a reasonable request to do so from the Buyer, upon reasonable prior notice, afford the Buyer such access at reasonable times to the books, records, papers, personnel, advisers, premises and such other information of the Sellers or of any member of the Sellers’ Group that relate to the Business as the Buyer may reasonably request for the purposes of determining whether such an asset is a Missed Asset;

5.3.2        if the Buyer, acting reasonably, concludes that any Missed Asset exists then the Buyer shall notify the Seller in writing including in such notification details of the Missed Asset(s) in question;

5.3.3        the Sellers shall, within 20 Business Days of receipt of a written notice from the Buyer pursuant to Clause 5.3.2, notify the Buyer of whether, acting reasonably it agrees that Missed Asset(s) exist;

5.3.4        if the Sellers notify the Buyer that it does not agree that any relevant Missed Assets exist and the Buyer and the Sellers are unable to agree whether any Missed Assets exist or not within 10 Business Days then the matters in dispute shall be determined by an Independent Accountant, acting as an expert and not as an arbitrator and whose decision (save in the case of manifest error) shall be final and binding on the parties. Such Independent Accountant shall have power to determine by whom and in what proportions his fees shall be paid;

5.3.5        if the Sellers notify the Buyer that they agree that Missed Assets exist or do not respond within the period referred to in Clause 5.3.3 or the Independent Accountant determines that any Missed Assets exist, the Sellers shall, and shall procure that any relevant member of the Sellers’ Group shall, at the Buyer’s expense (and shall use their reasonable endeavours to procure that any necessary third party shall at the Buyer’s expense), as soon as reasonably practicable and in any event within 20 Business Days after such notification (or lack thereof) or determination sign and execute all such documents and do all such acts and things as the Buyer may reasonably require for effectively vesting the Missed Assets in the Buyer in accordance on the terms of this Agreement for no additional consideration payable by the Buyer (other than as set out in the Agreement) and the parties shall agree appropriate changes to the allocation of the Consideration between the Assets set out in Part 1 Schedule 5; and

5.3.6        if a Missed Asset is transferred to the Buyer pursuant to the terms of this Clause 5.3 then the Missed Asset shall be deemed to be an Asset for the purposes of Clause 6.2.6 from the date of this Agreement and the Buyer shall not be able to bring a claim against the Sellers for any breach or alleged breach of Clause 6.2.6 arising from or in connection with the Missed Asset not being transferred to the Buyer on Completion.

5.4           The Sellers shall and shall procure that the relevant members of the Sellers’ Group shall, at the Buyer’s cost, provide the Buyer and/or SEVUS with such historic financial information relating exclusively to the Business that the Buyer and/or SEVUS reasonably require in connection with the filings that will be required to be made in connection with an IPO of SEVUS. The Sellers shall, and shall procure that the relevant members of the Sellers’ Group shall, use all reasonable endeavours to co-operate with the Buyer (at the Buyer’s cost) to allow the Buyer to prepare such filings including, without limitation, instructing the accountants and other professional advisors of the Sellers’ Group to provide such co-operation and deliver working papers and other records (subject to reasonable hold harmless requirements).

5.5           For the 12 months following Completion, the Sellers shall promptly pass on to the Buyer all notices, correspondence, information, enquiries and orders, in relation to the Business or the Assets which the Sellers may receive to the Buyer.

5.6           To the extent permitted by law, for a period of 6 years after Completion, the Buyer shall, and shall procure that each member of the SEVUS Group shall, give the Sellers reasonable access for the purpose only of its own (or the Sellers’ Group’s) accounting or tax affairs to the Records and, to the extent access is required for the operation of any business of the Sellers’ Group, to the Business Information and the right (at the Sellers’ expense) to take such copies as the Sellers may reasonably require. To the extent permitted by law, for the period of 6 years after Completion, the Sellers shall give to the Buyer reasonable access to the VAT Records and other records retained by the Sellers to the extent that such records relate to the Business, any of the Assets or the Leasehold Properties or any of the Assumed Liabilities and the right (at the Buyer’s expense) to take such copies as the Sellers may reasonably require. Each party undertakes to the others to take all reasonable steps to preserve such records to the extent required by law.

5.7           As from Completion, the Sellers shall:

5.7.1        discontinue carrying on the Business so that the Buyer may carry on and continue the Business in succession to the Seller; and

5.7.2        cease to use in any way any of the names and logos used in connection with the Business or any names resembling the same save that this provision shall not apply to the names and logos “Tanfield”.

5.8           If any Stock or other materials (including promotional material) are supplied to the Buyer under this Agreement bearing any name or mark retained by the Seller or any other person, the Buyer is authorised by the Sellers on behalf of itself and each member of the Sellers’ Group to sell or otherwise dispose of those Stocks or to use that material until those Stocks or material are exhausted, and the Buyer shall indemnify the Sellers from and against any Losses in connection with any claim arising out of the Buyer’s use of such names or marks.

5.9           The Sellers shall:-

5.9.1        commission at their own cost Energy Performance Certificates (“the EPCs”) in respect of the Freehold Property and the Leasehold Properties and the Excluded Property; and

5.9.2        provide the EPCs together with the Recommendation Reports to the Buyer within twenty one (21) days of the Completion Date.

6              WARRANTIES AND CONFIRMATION

6.1           In this Clause 6 only, any statement which is expressed to be “so far as the Sellers are aware” or being “within the Sellers’ knowledge” shall be deemed to be the actual knowledge of Charles Brooks, Darren Kell, Douglas MacAndrew, Kevin Harking, Stephen Fisher and Geoffrey Allison as at 23 December 2010 and for these purposes actual knowledge, for the avoidance of doubt, excludes any implied or constructive knowledge.

6.2           Each of the Sellers warrants to the Buyer (and in relation to the warranties contained in Clauses 6.2.7 to 6.2.15 (inclusive) only, save as fairly disclosed in the Due Diligence Replies (and for these purposes, fairly disclosed means disclosed in such manner and in such detail as to enable the Buyer to make an informed and accurate assessment of the matter concerned)) that, at the date of this Agreement:-

6.2.1        it has full power and authority to enter into and perform this Agreement which constitutes binding obligations on it in accordance with its terms;

6.2.2        the Sellers are entitled to transfer the full legal and beneficial ownership of the Assets to the Buyer on the terms of this Agreement without the consent of any third party (save in respect of (a) the Stock (which is subject to any retention of title or similar arrangements relating to its purchase), (b) the Contracts (where the provisions of Clause 10 shall apply) and (c) the Leased Assets (which shall be subject to the Leasing Contracts));

6.2.3        there is no Security Interest on, over or affecting the Assets, nor any Agreement or arrangement to give or create any such encumbrance and no claim has been made or so far as the Sellers are aware will be made by any person to be entitled to any of the foregoing;

6.2.4        the Sellers have obtained all consents, authorisations or approvals of any shareholders of any members of the Sellers’ Group or of any governmental, administrative, judicial or regulatory body, authority or organisation required to authorise the execution and delivery of this Agreement or the performance by the Sellers of the Sellers’ obligations under this Agreement (or any other document to be entered into pursuant to it) and all such consents, authorisations or approvals necessary remain in full force and effect;

6.2.5        no Seller is insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 and no Seller has stopped paying its debts as they fall due and no order has been made and no resolution has been proposed or passed for the winding up of a Seller and no petition has been presented and no meeting has been convened for the purpose of winding up a Seller;

6.2.6        the Assets (in conjunction with the services to be provided under the Transitional Services Agreement and the rights granted under the Licence to Occupy) comprise all the assets necessary for the carrying on of the Business in the manner in which it is presently conducted.

6.2.7        the management accounts of the Sellers in relation to the Business for the period from 1 January 2010 to 30 November 2010 (a copy of which is initialled on behalf of the parties and annexed to this Agreement):

(a)   have been prepared in good faith and on a consistent basis in accordance and with the accounting policies and principles normally adopted by the Sellers for the preparation of its management accounts in the last 12 months;

(b)   on the basis on which, and taking into account the purpose for which they have been prepared, they show with reasonable accuracy the financial operations of the Business for the period to which they respectively relate.

6.2.8        other than the Guarantees listed in Part 11 of Schedule 6, so far as the Sellers are aware, no Seller is, in relation to the Business, a party to or has any liability (including prospective and contingent liability) under any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken directly or indirectly to secure or support the obligations (actual or contingent) of any third party;

6.2.9        so far as the Sellers are aware, none of the Business Intellectual Property Rights is subject to any opposition, challenge or attack as to entitlement, validity, enforceability or otherwise (or any other claim adverse to the continuing enjoyment by the Seller of the benefit of such rights), by a third party or competent authority;

6.2.10      so far as the Sellers are aware, none of the activities involved in the conduct of the Business infringe or have infringed any Intellectual Property Rights or constitute or have constituted breach of confidence, passing off or actionable unfair competition in any jurisdiction. So far as the Sellers are aware, no such activities give or have given rise to any obligation to pay any compensation. So far as the Sellers are aware, no third party has infringed any Business Intellectual Property Right, or committed any breach of confidence, passing off or actionable unfair competition against the Sellers relevant to the Business and other than in the ordinary course of the Business no Seller has granted, and is not obliged to grant, any licences or third party rights in respect of any Business Intellectual Property Right;

6.2.11      apart from (if relevant) the collection of debts in the ordinary course of the Business (involving debts of not more than £10,000 in any individual case or £100,000 in aggregate), none of the Sellers are engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency in relation to the Business or any of the Assets or Employees; so far as the Sellers are aware no such matters are pending or threatened; and the Sellers are not aware of any circumstances which are likely to give rise to any such matter;

6.2.12      no Seller has received notification that any investigation or enquiry is being or has been conducted by any governmental or other body in respect of the Business, the Assets and/or the Employees and no Seller is aware of any circumstances which are likely to give rise to any such investigation or enquiry;

6.2.13      in relation to the Business, the Assets and the Employees there is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator, governmental agency or regulatory body against any of the Sellers;

6.2.14      so far as the Sellers are aware, each Seller currently complies and has at all times complied with all applicable laws, regulations and orders affecting the Assets, Employees and the operation of the Business in all material respects;

6.2.15      no member of the Sellers’ Group has any right or interest in any other company or business which has a close trading relationship with or is, or is likely to become, competitive with the Business.

6.3           The Sellers each warrant to the Buyer in the terms of the warranties in Clause 6.1 subject to the limitations and qualifications set out in this Clause 6 and in Clause 20.

6.4           Each of the warranties in Clauses 6.1 and 6.3 or the confirmations and warranties in Clause 6.7 shall be construed as being separate from and independent of any other warranty in that Clause and shall not be restricted or limited by reference to or inference from any other warranty in that Clause or, save as expressly set out herein, provision of this Agreement.

6.5           The rights and remedies of the Buyer in respect of any breach of the warranties in Clauses 6.1 and 6.3 or the confirmations and warranties in Clause 6.7 or otherwise in this Agreement shall not be affected by Completion.

6.6           Notwithstanding any other provisions of the Agreement or any other agreement or document entered into pursuant to this Agreement, none of the limitations contained in this Agreement, nor any other statutory limitation shall apply to any claim in the event of any fraud or deliberate concealment or deliberate non or deliberate misleading disclosure by the Sellers (or any of them).

6.7           The Sellers confirm and warrant to the Buyer that:

6.7.1        the factual information disclosed in the Due Diligence Replies:

(a)           was, when given and was on 23 December 2010, true, accurate and not misleading;

(b)           comprises all information within the Sellers’ knowledge as at 23 December 2010 that is material to the conduct of the Business and its current financial or trading performance and that no Seller has withheld any such information from the Buyer that is within the Sellers’ knowledge as at 23 December 2010; and

6.7.2        that the lists set out in Schedule 2, Schedule 4 and Schedule 6 to this Agreement are complete and accurate in all material respects as at 23 December 2010.

save that the Sellers shall not be liable for a breach of Clause 6.7 to the extent that the matter giving rise to the breach was within the actual knowledge of the Buyer (the Buyer’s actual knowledge being deemed to be the actual knowledge of Bryan Hansel, Robin Mackie, Jacques Schira, Paul Geist and Kevin Neal as at 23 December 2010 and for these purposes actual knowledge, for the avoidance of doubt, excludes any implied or constructive knowledge).

6.8           The Sellers acknowledge that the Buyer is entering into this Agreement in reliance on the warranties given by the Seller in Clauses 6.1 and 6.3 of this Agreement and the confirmation and warranties in Clause 6.7 of this Agreement.

6.9           The Sellers undertake to indemnify the Buyer and to keep the Buyer indemnified (for itself and as agent for and for the benefit of the members of the Buyer’s Group) against all Losses which may arise from or as a result of any Environmental Condition arising as a result of the Sellers’ acts or omissions during any of their occupation of the relevant Leasehold Property and/or the Freehold Property at any time prior to the Transfer Date.

6.10         The Sellers shall have no liability under the indemnity in Clause 6.9 above to the extent that the claim arises as a result of:-

6.10.1      any demolition or excavation of the relevant Leasehold Property or Freehold Property by the Buyer or any member of the SEVUS Group;

6.10.2      any member of the SEVUS Group volunteering any information to any regulatory or governmental body (other than (a) where the relevant member of the SEVUS Group is required by law or regulation or lawfully required by any securities or investment exchange to which any member of the SEVUS Group is subject to provide such information or (b) where such information is provided to avoid harm to human health);

6.10.3      the disposal of the relevant Leasehold Property or Freehold Property by any member of the SEVUS Group other than to another member of the SEVUS Group; or

6.10.4      the Buyer operating the Business otherwise in the ordinary and usual course as at the date of this Agreement.

6.11         The Buyer and SEVUS agree that they shall not without the prior written consent of the Sellers (not to be unreasonably withheld or delayed) conduct or cause or voluntarily permit any person to conduct a test of any environmental media at any Property, including but not limited to, drilling and taking soil or ground water samples, other than:-

6.11.1      where they are required by law or regulation or lawfully required by any securities or investment exchange to which they are subject to conduct such test; or

6.11.2      where they are required by a term of, or as a condition to obtaining, a policy of insurance that is usual for a business of the nature and scope of the Business, to conduct such test; or

6.11.3      where such test is required to avoid harm to human health.

7              BUYER’S WARRANTIES

7.1           The Buyer warrants to the Sellers in the terms set out in Schedule 1 but the Buyer makes no representation and gives no warranty to the Sellers save only as and to the extent expressly set out in this Agreement.

7.2           The Buyer acknowledges that the Sellers are entering into this Agreement in reliance on the warranties given by the Buyer in this Agreement.

8              CREDITORS AND OTHER LIABILITIES

8.1           With effect from the Transfer Date, the Buyer shall assume and shall be responsible for discharging, settling and/or paying the Assumed Liabilities.

8.2           The Buyer shall indemnify and keep the Sellers fully indemnified against all Losses in connection with the Buyer’s failure to comply fully with Clause 8.1.

8.3           With effect from the Transfer Date, the Sellers shall retain responsibility for discharging, settling and/or paying the Excluded Liabilities.

8.4           The Sellers shall indemnify and keep the Buyer fully indemnified against all Losses the Buyer suffers in connection with the Sellers’ failure to comply fully with Clause 8.3.

9              ADVANCED PAYMENTS, ADVANCE RECEIPTS AND APPORTIONMENTS

9.1           The Advance Receipts shall belong to the Buyer and immediately upon confirmation pursuant to Clause 9.4 the Sellers shall pay to the Buyer the full amount of the Advance Receipts together with the interest on that amount at the rate of 4% per annum above the base rate from time to time of Barclays Bank plc computed from the Completion Date down to the actual date of payment

9.2           The Advance Payments shall belong to the Sellers and immediately upon confirmation pursuant to Clause 9.4 the Buyer shall pay to the Sellers the full amount of the Advance Payments together with the interest on that amount at the rate of 4% per annum above the base rate from time to time of Barclays Bank plc computed from the Completion Date down to the actual date of payment.

9.3           Other than in relation to the Advance Receipts and the Advance Payments, all periodical charges and outgoings of the Business (including but not limited to rents, rates, gas, electricity, water and telephone charges) renewal fees relating to Business Intellectual Property Rights and all liabilities in relation to salaries, wages, accrued holiday pay, national insurance and pension contributions and other payments (including, without limitation, holiday pay entitlements, health insurance, block policy premiums and season ticket loans or other advances to or in respect of the Employees) shall be apportioned on a time basis so that such part of the relevant charges attributable to the period ended on the Transfer Date shall be borne by the Sellers and such part of the relevant charges attributable to the period commencing on the day following the Transfer Date shall be borne by the Buyer. All rent, licence fees, royalties and other periodical receipts of the Business shall be apportioned between the Sellers and the Buyer on a like basis. The Buyer and the Sellers shall indemnify each other against any demands, claims, actions, proceedings, damages, payments, losses, costs, expenses or other liabilities in connection with the same accordingly on demand.

9.4           The apportionments to be made pursuant to this Clause 9 and the amount of the Advance Payments and Advance Receipts shall be agreed between the Sellers and the Buyer as soon as practicable after Completion but if there shall be any dispute in relation to them, the matters in dispute shall be determined by an Independent Accountant, acting as an expert and not as an arbitrator and whose decision (save in the case of manifest error) shall be final and binding on the parties. Such Independent Accountant shall have power to determine by whom and in what proportions his fees shall be paid.

9.5           Any amounts due from the Buyer to the Sellers pursuant to this Clause 9 shall be paid by the Buyer within 5 Business Days of agreement or determination of such amount to the bank account of Tanfield Group plc (on its behalf and as agent for the Sellers) details of which are set out in Clause 3.7 above:

9.6           Any amounts due from the Sellers to the Buyer pursuant to this Clause 9 shall be paid by the Sellers within 5 Business Days of agreement or determination of such amount to the bank account of the Buyer, details of which shall be notified in writing by the Buyer to the Sellers at any time prior to the date such payment is required to be made.

10            CONTRACTS

10.1         Following Completion and subject to the provisions of Clause 10.2, with effect from the Transfer Date:

10.1.1      the Buyer shall carry out and perform for its own account all of the obligations of the Sellers under each of the Contracts arising or in respect of the period after the Transfer Date in accordance with the terms of the Contract to the extent that such obligations are Assumed Liabilities; and

10.1.2      the Buyer shall indemnify and keep indemnified the Sellers from and against all Losses suffered or incurred by the Sellers arising out of any act or omission by the Buyer after the Transfer Date in respect of its obligations under Clause 10.1.1, provided that the Buyer shall not be liable for any obligation and/or liability relating under a Contract if such obligation and/or liability is not an Assumed Liability.

10.2         If any of the Contracts cannot effectively be transferred or is not permitted to be assigned to the Buyer except by an assignment made with a specified third party’s consent or by a novation agreement with a third party:

10.2.1      nothing contained in this Agreement shall constitute an assignment or an attempted assignment of such Contract if the assignment or attempted assignment would constitute a breach of the Contract;

10.2.2      after Completion the Sellers and the Buyer shall use their respective reasonable endeavours each party bearing its own costs to obtain the relevant third party’s consent to the assignment or novation of the Contract;

10.2.3      with effect from the Transfer Date unless and until the Contract is assigned or novated, the Sellers shall be treated as holding the benefit of the Contract on trust for the Buyer and:

(a)           the Buyer shall perform all the obligations of the Sellers under the Contract (whether as sub-contractor or agent of the Sellers or in any other way or any other capacity reasonably open to it) if and to the extent that such performance does not constitute a breach of the Contract and if and to the extent that such obligation is an Assumed Liability and the Buyer shall indemnify and keep indemnified the Sellers from and against all Losses suffered or incurred by the Sellers arising out of any act or omission by the Buyer after the Transfer Date in the performance of its obligations under this Clause 10.2 other than Losses arising from obligations and/or liabilities under a Contract which are not Assumed Liabilities;

(b)           the Sellers shall, at the Buyer’s expense, do all such acts and things as the Buyer may reasonably request to enable performance of the Contract and to provide the Buyer with the benefit of the Contract (including, without limitation, the enforcement of any right of the Sellers against the other party to the Contract) and the Buyer shall indemnify and keep indemnified the Sellers from and against all Losses suffered or incurred by the Sellers arising out of any act or thing done by the Sellers after the Transfer Date in the performance of its obligations under this Clause 10.2;

(c)           save in relation to Advance Receipts and Advance Payments the Sellers shall account to the Buyer for all moneys, goods or other benefits received by the Sellers under the Contract in respect of the period after the Transfer Date as soon as reasonably practicable and in any event within 5 Business Days of receipt; and

(d)           the Sellers shall not agree to any amendment or termination of the Contract or any waiver by the Sellers of its rights under the Contract;

10.2.4      in any case where the provisions of this Clause 10.2 do not enable the full benefit of the Contract to be enjoyed by the Buyer after Completion, the Sellers and the Buyer shall consult and shall use all reasonable endeavours to achieve an alternative solution under which the Buyer shall both receive the full benefit of that Contract and assume the associated obligations or to procure that the Contract is terminated without any liability to any of them.

11            BOOK DEBTS

11.1         Following Completion, the Sellers shall continue to collect the Book Debts for their own account.

11.2         The Buyer shall account to the Seller at monthly intervals in full without any set off, counterclaim or other deduction for any amounts received by it in respect of the Book Debts. In the event that there shall be any dispute between the Sellers and the Buyer as to whether amounts received by the Buyer from debtors are in relation to Book Debts the matter may be referred at the request of the Sellers or the Buyer to an Independent Accountant for determination. The Independent Accountant shall act as expert and not as arbitrator and (in the absence of manifest error) its decisions (both as to the manner in which its determination is to be made and as to the subject matter of its determination) shall be final and binding on the parties.

11.3         The Buyer shall allow the Sellers and their agents and representatives at all reasonable times upon reasonable notice to consult with the management of the Business and to have reasonable access to the relevant sales ledgers of the Business and to take copies of them, at the Sellers’ expense, in order to collect the Book Debts.

11.4         The Sellers undertake to the Buyer that it shall not issue or threaten to issue any court proceedings against any debtor in relation to any of the Book Debts without giving at least five Business Days’ prior written notice to the Buyer during which time the Buyer shall have the right to buy the relevant Book Debts against payment to the Sellers of their full nominal amount.

12            SELLERS’ UNDERTAKING

12.1         For the purpose of assuring to the Buyer the full benefit of the Business the Sellers agree with and undertake to the Buyer that:

12.1.1      during the period of 3 years from the Completion Date, none of the Sellers nor any members of the Seller’s Group shall either on its own account or in conjunction with or on behalf of any person, firm or company and whether directly or indirectly;

(a)           (other than as holder of shares or debentures listed on the London Stock Exchange and representing not more than a 5% interest in any one company) carry on or be engaged, concerned or interested in any capacity in any business similar to or competitive or likely to be competitive with the Business, including any business of developing, manufacturing, selling and otherwise dealing in any products which are similar to or have the same or substantially the same end uses as the Products and/or any business of maintaining or servicing or otherwise providing any service which is similar to or has the same or are substantially similar to the Services;

(b)           canvass or solicit orders for any goods or services competing with or similar to the Products and/or the Services from any person, firm or company who or which at or within the term of two years prior to the Completion Date is or was a customer or client of a Seller in the course of the Business;

(c)           other than by way of a bona fide recruitment campaign, solicit or entice away from the employment of the Buyer any office, manager or other employee employed in connection with the Business at the Completion Date who had access to any information in respect of or comprised in the Business Intellectual Property Rights or any Business Information or who would be able to exploit the connections of the Business (and whether or not that person would commit a breach of his contract by employment or terms of engagement by reason of his leaving service).

12.2         The Sellers shall procure that any company, which shall be from time to time be a member of the Seller’s Group, shall at all times comply with each of the restrictions in Clause 12.1 for so long as those restrictions shall subsist.

12.3         The Sellers acknowledges that the restrictions contained in this Clause 12 are fair and reasonable restrictions having regard to the acquisition by the Buyer of the Goodwill and other Assets. In the event that the restrictions shall be found to be void but would be valid if some part of it were deleted or the area of operation or the period of application reduced, that restriction shall apply wish such modifications as may be necessary to make it valid and effective.

12.4         Nothing in Clause 12 shall operate so as to prevent any member of the Sellers’ Group from:

12.4.1      holding shares in SEVUS; and

12.4.2      carry on its retained businesses in their ordinary and usual course in the manner carried in the period immediately prior to Completion.

12.5         Subject to Clause 12.6, each Seller undertakes with the Buyer that it will at all times after the sale of the Business keep secret and not use nor disclose or divulge to any third party any information used in or otherwise relating to the Business, the Assets or customers or financial or other affairs of each Seller in relation to the Business including the Business Information and all know-how comprised in the Business Intellectual Property.

12.6         The Sellers shall be entitled to disclose information referred to in Clause 12.5 if and to the extent the disclosure is:

12.6.1      approved by the Buyer in writing in advance;

12.6.2      required by the law of any relevant jurisdiction or by a court of competent jurisdiction;

12.6.3      lawfully required by any securities or investment exchange or regulatory or governmental body to which any member of the Sellers’ Group is subject;

12.6.4      to the professional advisers or auditors of any member of the Sellers’ Group subject to the condition that the party making the disclosure shall procure that those persons hold such information confidential and comply with this Clause 12 as if they were parties to this Agreement; or

12.6.5      of information that has already come into the public domain through no fault of that party.

provided that any information disclosed pursuant to Clause 12.6.2 or Clause 12.6.3 shall be disclosed only, if reasonably practicable to do so, after advance written notice to the Buyer as soon as reasonably practicable (except where that notice is prohibited by law) and the Sellers shall take reasonable steps to co-operate with the Buyer regarding the content, timing and manner of that disclosure or any action which any of them may reasonably elect to take to challenge legally the validity of that requirement.

13            EMPLOYEES

13.1         The parties acknowledge and agree that the sale and purchase of the Business under this Agreement will constitute a relevant transfer for the purposes of the Transfer Regulations.

13.2         The Sellers confirm they have:-

13.2.1      paid all wages and salaries, sick pay, maternity pay, pension contributions, any liability to Taxation (including Income Tax and National Insurance Contributions deducted or deductable from such amounts under the PAYE system) on such normal payment dates as arose in the period ending on the Transfer Date, and also confirm that there are no sums owing to or from any Employee other than reimbursement of expenses and wages for the current salary period and any accrued remuneration and/or benefits not due for payment before the Transfer Date (including but not limited to accrued holiday pay); and

13.2.2      performed all their obligations under or in connection with the contracts of employment of the Employees arising in the normal course of business the period before the Transfer Date;

13.2.3      complied and shall comply in all respects with their obligations under Regulation 11 of the Transfer Regulations with the exception of the requirement to provide notification of employee liability information not less than 14 days before the Transfer Date under Regulation 11(6) of the Transfer Regulations; and

13.2.4      complied and shall comply in all respects with Regulation 13 of the Transfer Regulations with respect to informing and consulting the Employees regarding the transfer (and that it shall provide to the Buyer such information as the Buyer may reasonably request in writing in order to verify such compliance), save to the extent where the Buyer failed to provide details of any proposed measures or otherwise comply with its obligations pursuant to Regulations 13 of the Transfer Regulations in good time in connection with the transfer.

13.3         The Sellers agree that in the period of 1 month prior to the Transfer Date:

13.3.1      they have not terminated (constructively or otherwise) the employment of any of the Employees (without the prior written consent of the Buyer);

13.3.2      they have not transferred any of the Employees from working within the Business, and they have not induced any Employee to resign their employment in the Business, and they have not agreed to transfer any Employee from the Business (without the prior written consent of the Buyer); and

13.3.3      they have not employed, engaged or transferred any person who is not an Employee to work in the business without the prior written consent of the Buyer.

13.4         The Sellers shall fully indemnify and keep fully indemnified the Buyer against all losses, damages, costs, actions, awards, penalties, fines, proceedings, claims, demands, liabilities and expenses incurred which the Buyer may suffer, sustain, incur, pay or be put to directly or indirectly by reason or on account of or arising from:-

13.4.1      any act or omission of the Sellers in relation to the employment of the Employees or the termination of their employment by the Sellers on or before the Transfer Date; or

13.4.2      any act or omission before the Transfer Date which, by virtue of TUPE, is deemed to be an act or omission of the Buyer; or

13.4.3      the Sellers’ failure to comply with their obligations under regulation 13 of TUPE save where such a failure is connected with a failure by the Buyer to comply with their obligations pursuant to Regulation 13 (including but not limited to Regulation 13(4) of the Regulations).

13.5         The parties acknowledge that SEV Group Limited has a maintenance agreement with Dairy Crest Limited dated 13 October 2005 (“Maintenance Agreement”) which is currently terminable on notice by either party of six months and is under negotiation for renewal. The Buyer shall use all reasonable endeavours to continue to perform the Maintenance Agreement in accordance with its terms and to procure either (a) a renewal of the Maintenance Agreement substantially on the terms of the draft agreement provided to the Buyer by the Sellers prior to the Completion Date or (b) the reaching of another agreement with Dairy Crest Limited in relation to services similar to those supplied pursuant to the Maintenance Agreement (in either case for the benefit of the Buyer, the Buyer’s Group or the Business) as soon as reasonably practicable after the Completion Date (“Renewal”). The Sellers shall provide such support as the Buyer may reasonably request from the Sellers in order to assist the Buyer in obtaining a Renewal.

13.6         The parties further acknowledge and agree that if Dairy Crest Limited terminate the Maintenance Agreement other than by reason of a breach of the Maintenance Agreement arising after the Transfer Date as a result of any act or omission of the Buyer or any member of the Buyer’s Group after the Transfer Date (expect for any breach arising as a result of any party’s failure to obtain Dairy Crest Limited’s consent to the assignment or purported assignment of the Maintenance Agreement to the Buyer or arising as a result of any breach by the any of the Sellers prior to the Transfer Date) and prior to or at the same time as such termination there has been no Renewal (a “Renewal Failure”) then, to the extent that no new supplier is engaged or Dairy Crest Limited itself does not carry on services of the same size, scope and nature as that provided under the Maintenance Agreement, there may be a reduction in the need for the staff of the Business currently dedicated to the provision of the services pursuant to the Maintenance Agreement (the “Dairy Crest Employees”) and the

Buyer may have to dismiss a number of the Dairy Crest Employees as redundant (“Redundancy Dismissals”). Accordingly, the parties have agreed that if Diary Crest Limited serve notice (on either the Sellers or the Buyer) to terminate the Maintenance Agreement and there has been a Renewal Failure and to the extent there has not been a transfer of all of the Dairy Crest Employees to Dairy Crest Limited or another third party (a “Subsequent Transfer”):

13.6.1      the party receiving such notice shall send it to the other parties as soon as reasonably practicable and in any event within 5 days of receipt;

13.6.2      the Buyer will submit to the Sellers, within 30 days after the notice to terminate the Maintenance Agreement was received by the Buyer, a list of the employees or pool of employees who will be affected by such termination, an estimate of the number of Redundancy Dismissals which are in the Buyer’s reasonable opinion, required and an estimate of the likely Redundancy Costs (as defined on Clause 13.6.5 below) (the “Redundancy List”);

13.6.3      The Sellers shall notify the Buyer in writing within 15 days after receipt of the Redundancy List whether or not they agree with the Redundancy List and/or the calculation of the Redundancy Costs. The Buyer shall afford the Sellers and their representatives reasonable access to its and the Buyer’s Group’s books, records, working papers, premises and personnel as the Sellers reasonably require on reasonable prior notice to the Buyer for the purposes of reviewing the Redundancy List and/or the calculation of the Redundancy Costs. Any written notice from the Sellers stating that they do not agree with the Redundancy List and/or the Redundancy Calculation (an “Objection Notice”) shall be accompanied by details of the areas of disagreement. If the Sellers do not issue an Objection Notice within such 15 day period they will be deemed to have accepted the Redundancy List and the Redundancy Costs for the purposes of this Clause 13.6. The Sellers and the Buyer shall within 15 days of receipt by the Buyer of an Objection Notice try and resolve the areas in dispute and if they do not reach agreement within such 15 day period then the matter in dispute may be referred on the application of either the Sellers or the Buyer for determination by an independent solicitor of not less than 10 years post-qualification experience in matters of employment law agreed between the Sellers and the Buyer or in default of agreement to be appointed by the President of the Law Society on the application of either the Sellers or the Buyer (the “Independent Solicitor”), who shall act as an expert and not arbitrator. The Independent Solicitor’s determination shall be final and binding (save in the case of manifest error) on the parties and his determination shall be the Redundancy List and the Redundancy Costs for the purposes of this Clause 13.6. The costs of the Independent Solicitor shall be allocated between the Sellers and the Buyer as he sees fit and the parties shall provide such information as the Independent Solicitor reasonably requires in order to make his determination.

13.6.4      the Sellers will, subject always to Clauses 13.6.5 and 13.6.6 below, indemnify and keep full indemnified the Buyer on demand against any statutory redundancy costs and notice costs which are associated with the Redundancy Dismissals (calculated as at the date those dismissals actually take effect) to the extent such Redundancy Costs are not recoverable from Dairy Crest Limited under the terms of the Maintenance Agreement (“Redundancy Costs”);

13.6.5      the Sellers’ obligation under Clause 13.6.4 shall be limited by reference to when notice of termination of the Maintenance Agreement is received as follows:

(a)           where such notice is received within 120 days after the Transfer Date, the Sellers shall indemnify the Buyer for 100% of the Redundancy Costs;

(b)           where such notice is received between 120 days after and up to 150 days after the Transfer Date, the Sellers shall indemnify the Buyer for up to a maximum of 80% of the Redundancy Costs;

(c)           where such notice is received between 150 days after and up to 180 days after the Transfer Date, the Sellers shall indemnify the Buyer for up to a maximum of 60% of the Redundancy Costs;

(d)           where such notice is received between 180 days after and up to 210 days after the Transfer Date, the Sellers shall indemnify the Buyer for up to a maximum of 40% of the Redundancy Costs;

(e)           where such notice is received between 210 days after and up to 240 days after the Transfer Date, the Sellers shall indemnify the Buyer for up to a maximum of 20% of the Redundancy Costs;

(f)            where such notice is received 240 days after the Transfer Date, the Sellers have no liability to the Buyer under Clause 13.6.4;

13.6.6      the Sellers shall only be required to make any payment to the Buyer under this Clause 13.6 within 10 Business Days after the Buyer actually incurring the Redundancy Costs.

13.6.7      The Buyer will:

(a)           indemnify and hold the Sellers harmless against all claims damages, losses fines, awards, and reasonable legal fees and expenses that the Sellers may suffer, incur, sustain, pay or be put to in respect of any Redundancy Dismissal or Subsequent Transfer which are beyond the Sellers’ contribution to the Redundancy Costs set out in Clause 13.6.4 above; and

(b)           provide such information as the Sellers may reasonably request in connection with the Maintenance Agreement, the Redundancy Dismissals, the Renewal, the Renewal Failure, the Redundancy Costs and any Subsequent Transfer; and

(c)           notify the Sellers within 14 days of becoming aware of any Subsequent Transfer or any possible proposal to carry out any Redundancy Dismissals and the proposed mechanism, process and timeframe for the pooling selection, consultation and carrying out of the Redundancy Dismissals.

13.7         If there is a Renewal at any time after Completion then the Sellers’ obligations under Clause 13.6 will cease to have effect, and the Sellers shall be released from such obligations, on the date of the Renewal.

13.8         The Seller shall take such steps as the Buyer may reasonably request (at the Buyer’s cost) to provide the Buyer with the benefit of any rights granted by Dairy Crest Limited to the Buyer or the Sellers under the Maintenance Agreement arising out of or in connection with a termination of the Maintenance Agreement, including any rights in relation to a Subsequent Transfer and Redundancy Dismissals and the Buyer shall indemnify and keep indemnified the

Sellers from and against all Losses suffered or incurred by the Sellers arising out of any such actions taken by the Sellers in fulfilment of their obligations under this Clause 13.8.

13.9         If any contract of employment of an employee of the Sellers who is not an Employee has effect as if originally made between the Buyer and such employee as a result of the provisions of the Transfer Regulations:-

13.9.1      the Buyer may terminate such contract within 21 days of becoming aware of such application of the Transfer Regulations providing always that the Buyer first notifies the Sellers immediately upon becoming aware of such application of the Transfer Regulations and then gives the Sellers 14 days in which to offer such employee alternative employment or otherwise manage any liability of the Sellers under this Clause (and the Buyer complies with all request of the Sellers in respect of such employee in such 14 day period); and

13.9.2      The Sellers shall indemnify and hold the Buyer harmless against all claims and reasonable legal fees and expenses that the Buyer may suffer, incur, sustain, pay or be put to:-

(a)           by reason of, on account of or arising out of such termination; or

(b)           arising from such contract before the Transfer Date, if the Buyer does not terminate such contract.

13.10       The Buyer confirms that it has provided the Sellers in writing such information regarding the measures which the Buyer envisages that it will or may take in connection with the transfer (or if it envisages that no measures will be taken, that fact) and that such information was provided in good time so as to enable the Sellers to comply with their obligations under Regulation 13 of the Transfer Regulations.

13.11       The Buyer confirms it will pay all wages and salaries, sick pay, maternity pay, pension contributions, any liability to Taxation (including Income Tax and National Insurance Contributions deducted from such amounts under the PAYE system) on such normal payment dates that arise in the period beginning immediately following the Transfer Date, and also confirms it will pay any accrued remuneration and/or benefits not due for payment before the Transfer Date (including but not limited to accrued holiday pay to the Employees).

13.12       To the fullest extent permitted by law the Buyer irrevocably and unconditionally waives all rights it may have (if any) pursuant to Regulation 12 of the Transfer Regulations with respect to the Sellers’ non-compliance with Regulation 11(6) of the Transfer Regulations only, and agrees that Regulation 12 of the Transfer Regulations shall not apply in respect of the Sellers’ non-compliance with Regulation 11(6) of the Transfer Regulations.

13.13       The Buyer hereby unconditionally and irrevocably indemnifies the Sellers against all costs, claims, awards or expenses it incurs arising either directly or indirectly from any claim made by the Buyer pursuant to Regulation 12 of the Transfer Regulations with respect to the Sellers’ non-compliance with Regulation 11(6) of the Transfer Regulations only.

13.14       The Buyer agrees to:-

13.14.1    employ the Employees following the Transfer Date on their current terms and conditions of employment and honour their accrued entitlements not due on or before the Transfer Date; and

13.14.2    comply with its obligations under the Transfer of Employment (Pension Protection) Regulations 2005 and the Pensions Act 2004 in respect of the Employees.

13.15       The Buyer shall fully indemnify and keep fully indemnified the Sellers against all losses, damages, costs, actions, awards, penalties, fines, proceedings, claims, demands, liabilities and expenses incurred which the Sellers may suffer, sustain, incur, pay or be put to directly or indirectly by reason or on account of or arising from:-

13.15.1    any claim for constructive dismissal or otherwise by an employee arising directly or indirectly from any measures the Buyer may consider taking on or after the Transfer date; and/or

13.15.2    any act or omission of the Buyer in relation to the Employees; and/or

13.15.3    any and all claims by an Employee which directly or indirectly relate to or arise as a consequence of the change in identity of his employer as a result of the operation of the Transfer Regulations or that there has been or will be a substantial change in working conditions to his material detriment or as a result of any proposed measures the Buyer may consider taking on or after the Transfer Date; and/or

13.15.4    all losses, damages, costs, actions, awards, penalties, fines, proceedings, claims, demands, liabilities (including without limitation any liability to Tax) and expenses (including, without limitation, legal and other professional fees and expenses) arising out of or in connection with an Employee ceasing to be an employee of the Buyer at any time from the Transfer Date onwards; and/or

13.15.5    any loss which the Sellers incur in connection with or arising out of a breach by the Buyer of Regulations 13 and 14 of the Transfer Regulations, save to the extent that such loss results from the Sellers’ failure to comply with their obligations under Transfer Regulations.

14            VALUE ADDED TAX

14.1         The Consideration payable for the transfer of the Business and the Assets under this Agreement shall be exclusive of VAT.

14.2         The Sellers and the Buyer intend, and shall use all reasonable endeavours to procure, that Article 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply to the sale of the Business and Assets under this Agreement, so that the sale is treated as neither a supply of goods nor a supply of services pursuant to the provisions of that article and accordingly:

14.2.1      the Sellers and the Buyer shall give such notice of the transfer to HM Revenue and Customs as required by law;

14.2.2      the Sellers will as soon as reasonably practicable after Completion request a direction from HM Revenue and Customs under section 49(1)(b) VATA that from and after the Transfer Date the Sellers shall be obliged to keep and preserve the VAT Records. If such a direction is made the Sellers shall preserve the VAT Records for such periods as may be required by law and shall allow the Buyer and its agents access to, and to take copies of, such records on reasonable notice during normal business hours. If such direction is not made the Seller will deliver to the Buyer the VAT Records in which event the Buyer undertakes to preserve for such period as required by law and to allow the Seller access to and to take copies of such records on reasonable notice during normal business hours.

14.3         The Buyer:

14.3.1      shall ensure that it is registered for VAT (following Completion) purposes with effect from the date of this Agreement (the parties acknowledge that the Buyer is not at the date of this Agreement registered for VAT but the Buyer confirms that it intends to be so registered); and

14.3.2      declares that with effect from Completion the Assets will be used by the Buyer in carrying on the same kind of Business as that carried on by the Sellers prior to Completion.

14.4         The Sellers confirm that they are each a registered taxable person for the purposes of VATA.

14.5         If HM Revenue and Customs rule that VAT is chargeable on any supply by the Sellers under this Agreement, the Buyer shall pay to the Sellers the amount of that VAT and any related interest and penalties in relation to the supply made to the Buyer no later than the later of, Completion, the date of receipt of a valid VAT invoice (together with a copy of the determination of HM Revenue and Customs) from the Sellers in respect of such VAT and 5 Business Days prior to the date on which the Sellers must account to HM Revenue and Customs for such VAT.

14.6         If the Buyer disagrees with the express determination referred to in Clause 14.5, it may by notice require the Sellers (at the cost and expense of the Buyer) to take such actions as the Buyer may reasonably require to appeal against or obtain a review of such determination and shall indemnify the Sellers against any cost, expense or other liability in respect of it.

15            CAPITAL ALLOWANCES

The parties shall jointly elect by notice pursuant to ss198 or 199 Capital Allowances Act 2001 that the proportion of the Consideration payable for the Plant and Equipment shall be as set out in Schedule 5 and the Sellers and the Buyer shall each comply with the requirements of s201 of that Act in respect of that notice.

16            ANNOUNCEMENTS

16.1         Subject to Clause 16.2, the parties shall not make or authorise any announcement concerning the terms of or any matters contemplated by or ancillary to this Agreement without the prior written consent of each other party such consent not to be unreasonably withheld or delayed.

16.2         A party may make or authorise an announcement if:

16.2.1      the announcement is required by law or the United Kingdom Listing Authority or the London Stock Exchange or any securities exchange or regulatory or governmental body (whether or not such requirement has the force of law);

16.2.2      that party has where reasonably practicable consulted with and taken into account the reasonable requirements of the other party; and

16.2.3      that party has where reasonably practicable used reasonable endeavours to obtain confidentiality undertakings from any relevant securities exchange or regulatory or governmental body.

16.3         The parties shall immediately following Completion send to the customers of the Business a letter in a form agreed between them informing them of the sale and purchase of the Business.

16.4         Subject to Clause 16.5, all of the parties shall treat as strictly confidential:

16.4.1      the existence, provisions or subject matter of this Agreement or any document or agreement entered into pursuant to this Agreement;

16.4.2      the negotiations relating to this Agreement; and/or

16.4.3      all information received or obtained as a result of entering into or performing this Agreement which relates to the other party or the business, financial or other affairs of the other party.

16.5         Each party shall be entitled to disclose information referred to in Clause 16.4 (including by way of press or public announcement or the issue of a circular) which would otherwise be confidential if and to the extent the disclosure is:

16.5.1      approved by each other party in writing in advance;

16.5.2      required by the law of any relevant jurisdiction or by a court of competent jurisdiction;

16.5.3      lawfully required by any securities or investment exchange or regulatory or governmental body to which either party is subject or reasonably submits wherever situated, including the London Stock Exchange, the UK Listing Authority or the Takeover Panel, whether or not the requirement for disclosure has the force of law;

16.5.4      required to vest in that party the full benefit of this Agreement;

16.5.5      disclosed to the professional advisers, auditors or bankers of that party or any other member of the Sellers’ Group (in the case of any Seller) or any other member of the Buyer’s Group (in the case of the Buyer) subject to the condition that the party making the disclosure shall procure that those persons hold such information confidential and comply with this Clause 16 as if they were parties to this Agreement;

16.5.6      disclosed to the officers or employees of that party or any other member of the Sellers’ Group (in the case of each Seller) or any other member of the Buyer’s Group (in the case of the Buyer) who need to know the information for the purposes of the transactions effected or contemplated by this Agreement subject to the condition that the party making the disclosure shall procure that those persons hold such information confidential and comply with this Clause 16 as if they were parties to this Agreement;

16.5.7      of information that has already come into the public domain through no fault of that party; or

16.5.8      of information of the kind referred to in Clause 16.4.1 which is already lawfully in the possession of that party as evidenced by its or its professional advisers’ written records and which was not acquired directly or indirectly from the other party to whom it relates, provided that any information disclosed pursuant to Clauses 16.5.2 or 16.5.3 shall be disclosed only, if reasonably practicable to do so, after advance written notice to the other parties as soon as reasonably practicable (except where that notice is prohibited by law) and the disclosing party shall take reasonable steps to co-operate with the other parties regarding the content, timing and manner of that disclosure or any action which any of them may reasonably elect to take to challenge legally the validity of that requirement.

16.6         The restrictions contained in this Clause shall continue to apply after Completion, without limit in time.

17            GUARANTEE OF BUYER’S OBLIGATIONS

17.1         In consideration of the Sellers entering into this Agreement with the Buyer, at the request of SEVUS, SEVUS hereby unconditionally and irrevocably guarantees full prompt and complete performance by the Buyer of its obligations under or arising out of or in connection with this Agreement and any documents to be entered into pursuant to this Agreement (including the prompt payment of any sums payable) and undertakes to each Seller that if and whenever the Buyer is in default in respect of such obligations SEVUS will on demand duly and promptly perform or procure such performance of such obligations.

17.2         SEVUS will not be released from or exonerated of its obligations hereunder nor will any such obligation be reduced, discharged, impaired or in any way affected by any act, omission, matter or thing (whether or not known to a Seller) including, but without limitation:-

17.2.1      any time or release or indulgence granted to or composition with the Buyer or any other person; or

17.2.2      the existence or non-existence, or validity or invalidity, or the taking, variation, compromise, expiry, discharge, renewal or release of or refusal or neglect to perfect or enforce any right, remedy or security against the Buyer or any other person; or

17.2.3      any legal limitation, disability, incapacity or other circumstances relating to the Buyer or any other person or any amendment to or variation of either or both of this Agreement or any obligations arising out of them or any other document or security relating thereto or any assignment thereof; or

17.2.4      any other act, event or omission which would or might but for this Clause 17.2 operate to restrict, release, impair or discharge SEVUS’s liability hereunder.

17.3         The guarantee contained in Clause 17.1 is a continuing guarantee and will remain in full force and effect until the obligations and liabilities of the Buyer under or arising out of or in connection with this Agreement and any documents to be entered into pursuant to this Agreement have been fully performed or been fully discharged.

17.4         Any release, compromise or discharge of the obligations of SEVUS shall be deemed to be made subject to the condition that it will be void against the Sellers if any payment or security on the faith of which it was made is set aside or proves invalid for any reason.

17.5         Any demand or demands made pursuant to this guarantee may be made at any time and from time to time by notice to SEVUS.

17.6         The liability of SEVUS pursuant to the guarantee contained in Clause 17.1 in respect of any claim under this Agreement or any documents to be entered into pursuant to this Agreement shall not exceed the liability of the Buyer in respect of such a claim save in respect of any costs, interest or other loss (other than all consequential or indirect loss) of the Sellers arising directly from the non-performance or non-payment by SEVUS.

18            GENERAL

18.1         Except where this Agreement provides otherwise, each party shall pay its own costs relating to or in connection with the negotiation, preparation, execution and performance by it of this Agreement and of each agreement or document entered into pursuant to this Agreement and the transactions contemplated by this Agreement (including the due diligence exercise conducted prior to Completion).

18.2         No variation of this Agreement or any agreement or document entered into pursuant to this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

18.3         No delay, indulgence or omission in exercising any right, power or remedy provided by this Agreement or by law shall operate to impair or be construed as a waiver of such right, power or remedy or of any other right, power or remedy.

18.4         No single or partial exercise or non-exercise of any right, power or remedy provided by this Agreement or by law shall preclude any other or further exercise of such right, power or remedy or of any other right, power or remedy.

18.5         The rights, powers and remedies of the parties provided by this Agreement are cumulative and are not exclusive of any rights, powers and remedies provided by law.

18.6         The provisions of this Agreement insofar as they have not been performed at Completion shall remain in full force and effect notwithstanding Completion.

18.7         This Agreement and each of the agreements and documents executed pursuant to this Agreement shall be binding upon and enure for the benefit of the successors in title of the parties.

18.8         If any provision of this Agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, that shall not affect or impair:

18.8.1      the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

18.8.2      the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

18.9         If any party defaults in the payment when due of any sum payable under this Agreement or any agreement or document entered into pursuant to this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise) its liability shall be increased to include interest on such sum from the date when such payment is due up to and including the date of actual payment (after as well as before judgement) at an annual rate of 4 per cent. above the base rate from time to time of Lloyds TSB Bank plc. Such interest shall accrue from day to day.

18.10       No person who is not a party to this Agreement shall have any right to enforce this Agreement or any agreement or document entered into pursuant to this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999 save that Tanfield shall be able to enforce the rights expressly granted to it in this Agreement.

18.11       Nothing contained in this Agreement and no action taken by the parties under this Agreement shall create a partnership or establish a relationship of principal and agent or any other fiduciary relationship between the parties.

18.12       Save as stated later in this Clause and subject to Clause 3, all payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law in which event the deduction or withholding will not exceed the minimum amount which it is required by law to deduct or withhold and the payer will simultaneously pay to the payee such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no deduction or withholding been required. The payee of any amount under this Agreement shall deliver to the payer at the time or times prescribed by applicable law or income tax treaty, such properly completed and executed documentation prescribed by such applicable law or income tax treaty that is reasonably requested by the payer and will permit such payments to be made without such deduction or withholding or at the reduced rate of deduction or withholding referred to earlier in this Clause, and no party required to make a payment under this Agreement shall have any liability to pay any additional amounts in respect of a deduction or withholding to the extent that such deduction or withholding would not have been required if the payee had complied with the foregoing provisions of this sentence.

19            ASSIGNMENT

No party may assign, transfer, charge, make the subject of a trust or deal in any other manner with any of its rights under it or purport to do any of the same nor sub-contract any or all of its obligations under this Agreement without the prior written consent of the other parties, such consent not to be unreasonably withheld or delayed provided that any party may transfer the benefit of this Agreement or any part thereof to another member of that party’s Group whereupon that party shall give notice of such assignment to the other parties and provided that should the assignee company subsequently leave the relevant party’s Group such benefit shall be re-assigned to the assigning party.

20            ENTIRE AGREEMENT AND LIABILITY

20.1         This Agreement (including its Schedules and appendices) and any agreement or document entered into pursuant to it constitute the entire agreement between the parties relating to the acquisition of the Business and the Assets, and supersedes any prior written or oral agreements, representations, understandings or arrangements between the parties of whatever nature relating to its subject matter. The parties confirm that, save as above, there are no other agreements or arrangements between them relating to or connected with the acquisition of the Business and the Assets, whether collateral to this Agreement or otherwise.

20.2         The Buyer agrees that it has not entered into this Agreement or any agreement or document entered into pursuant to this Agreement in reliance upon any representation, statement, covenant, warranty, agreement or undertaking of any nature whatsoever made or given by or on behalf of the Sellers except as expressly set out in this Agreement or any agreement or document entered into pursuant to this Agreement. Without limiting the generality of the foregoing the Buyer irrevocably waives and releases, to the fullest extent permissible by law, any and all claims, remedies or rights (whether presently contemplated by it or not and whether arising at common law, by statute or otherwise) in respect of any such representation, statement, covenant, warranty, agreement or undertaking. Nothing in this Clause shall exclude any liability on the part of the Sellers for any fraud or fraudulent misrepresentation.

20.3         Without prejudice to any other specific limitations:-

20.3.1      The Sellers shall not be liable in respect of any single claim under the warranties in Clauses 6.1 and 6.3, the warranties and confirmation in Clause 6.7 and the indemnity in Clause 6.9 (together a Warranty Claim) unless the liability in respect of such claim (and any related claim arising out of the same or related facts or circumstances) exceeds £5,000 (Individual Threshold Amount);

20.3.2      The Sellers shall have no liability in respect of any Warranty Claim by the Buyer (and for the avoidance of doubt for the purposes of this Clause 20.3.2 all such claims below the Individual Threshold Amount shall be deemed not to be a Warranty Claim) unless the aggregate cumulative liability of the Sellers in respect of all and any such Warranty Claims exceeds £100,000 whereupon the Sellers shall be liable for whole amount and not merely the excess;

20.3.3      the aggregate liability of the Sellers for all Warranty Claims shall not in any circumstances exceed the Consideration actually received by the Sellers;

20.3.4      no Seller shall be liable in respect of any Warranty Claim unless and until that Seller shall have received from the Buyer written notice containing details of the relevant Warranty Claim including reasonable details of the matter or default which gives rise to the Warranty Claim on or before the second anniversary of Completion. Any Warranty Claim shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the Buyer unless legal proceedings in respect of such Warranty Claim have been commenced (by being both issued and served on the relevant Seller) on or before the third anniversary of Completion.

21            NOTICES

21.1         Any notice given under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served by delivering it by hand or sending it by pre-paid recorded delivery or registered post or by fax to the party due to receive it, at its address or fax number set out in this Agreement or to such other address or fax number as are last notified in writing to the party.

21.2         Subject to Clause 21.3, in the absence of evidence of earlier receipt, any notice given pursuant to this Clause shall be deemed to have been received:

21.2.1      if delivered by hand, at the time of actual delivery to the address referred to in Clause 21.1 ;

21.2.2      in the case of pre-paid recorded delivery or registered post, two Business Days after the date of posting;

21.2.3      if sent by fax, at the time of completion of transmission.

21.3         If deemed receipt under Clause 21.2 occurs before 9.00 am on a Business Day, the notice shall be deemed to have been received at 9.00 am on that day. If deemed receipt occurs after 5.00 pm on a Business Day or on any day which is not a Business Day, the notice shall be deemed to have been received at 9.00 am on the next Business Day.

21.4         For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail.

22            COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts (which may be facsimile copies), but shall not take effect until each party has executed at least one counterpart. Each counterpart shall constitute an original but all the counterparts together shall constitute a single agreement.

23            GOVERNING LAW AND JURISDICTION

23.1         This Agreement shall be governed by and construed in accordance with English law.

23.2         Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England in relation to any claim or matter arising under or in connection with this Agreement (or any agreement or document entered into pursuant to this Agreement).

IN WITNESS of which the parties have executed this Agreement on the date set out above

SIGNED by Charles Brooks for	)
and on behalf of TANFIELD ENGINEERING	)	/s/ Charles Brooks
SERVICES LIMITED		Director

SIGNED by Charles Brooks for	)
and on behalf of SEV GROUP LIMITED	)	/s/ Charles Brooks
Director

SIGNED by for	)
and on behalf of SMITH ELECTRIC VEHICLES EUROPE LIMITED	)
Director

SIGNED by for	)
and on behalf of SMITH ELECTRIC VEHICLES US CORP	)
Director

SIGNED by Charles Brooks for	)
and on behalf of NORQUIP LIMITED	)	/s/ Charles Brooks
Director

SIGNED by Charles Brooks for	)
and on behalf of TANFIELD GROUP PLC	)	/s/ Charles Brooks
Director

SIGNED by for	)
and on behalf of TANFIELD ENGINEERING	)
SERVICES LIMITED		Director

SIGNED by for	)
and on behalf of SEV GROUP LIMITED	)	Director

SIGNED by Bryan Hansel for	)
and on behalf of SMITH ELECTRIC	)	/s/ Bryan Hansel
VEHICLES EUROPE LIMITED		Director

SIGNED by Bryan Hansel for	)
and on behalf of SMITH ELECTRIC	)	/s/ Bryan Hansel
VEHICLES US CORP		Director

SIGNED by for	)
and on behalf of NORQUIP LIMITED	)
Director

SIGNED by for	)
and on behalf of TANFIELD GROUP PLC	)
Director